UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material pursuant to §240.14a-12

Cass Information Systems, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 18, 2023

The Annual Meeting of Shareholders of Cass Information Systems, Inc. will be held at the location specified below on Tuesday, April 18, 2023, at 8:30 a.m. local time, for the following purposes:

1.	To elect five directors to serve, each for a three-year term;

2.	To hold a non-binding advisory vote on executive compensation;

3.	To hold a non-binding advisory vote on the frequency of executive compensation advisory votes;

4.	To approve the 2023 Omnibus Stock and Performance Compensation Plan;

5.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2023; and

6.	To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 3, 2023 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This year’s Annual Meeting will be held at The Bogey Club, located at 9266 Clayton Road, Saint Louis, Missouri 63124.

All shareholders are cordially invited to attend the Annual Meeting.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares. The Company has not planned a communications segment or any presentations for the Annual Meeting.

Whether or not you intend to be present, it is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote over the internet or by telephone using the instructions on your proxy card, or mark, sign, date and promptly return your proxy card. The presence, in person or by properly executed proxy, of a majority of the common stock outstanding on the record date is necessary to constitute a quorum at the Annual Meeting.

Please note that you will be required to present an admission ticket to attend the Annual Meeting. Your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, trust, bank or other nominee, you can request an admission ticket by contacting our Investor Relations department at (314) 506-5500 or ir@cassinfo.com.

By Order of the Board of Directors,

Matthew S. Schuckman
Secretary

St. Louis, Missouri

March 8, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 18, 2023

The Company’s Proxy Statement and annual report on Form 10-K for the 2022 fiscal year are available on our Investor Relations site at www.cassinfo.com.

The Company makes available free of charge, through its website www.cassinfo.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC).

CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

PROXY STATEMENT

Annual Meeting of Shareholders to be held April 18, 2023

This Proxy Statement is being furnished to the common shareholders of Cass Information Systems, Inc. (the Company) on or about March 8, 2023 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the Board) for use at the annual meeting of shareholders (the Annual Meeting) to be held on April 18, 2023 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment of that meeting.

Holders of common stock, par value $.50 per share, of the Company at its close of business on March 3, 2023 (the Record Date) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 13,710,353 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of record of common stock are entitled to one vote per share of common stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting. Company management and members of the Board, in the aggregate, directly or indirectly controlled approximately 2.39% of the common stock outstanding on the Record Date.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxies at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn the Annual Meeting.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the Annual Meeting is required to elect directors; approve, by advisory vote, executive compensation; approve the 2023 Omnibus Stock and Performance Compensation Plan; ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023; and to act on any other matters properly brought before the Annual Meeting. This means that of the shares represented at the Annual Meeting and entitled to vote, a majority of them must be voted “for” a director nominee for such nominee to be elected or “for” such other proposal for it to be approved. With respect to Proposal 3, shareholders have the choice of voting to hold an advisory vote on executive compensation every one, two, or three years, or abstaining. Shareholders may not cumulate their votes in the election of directors.

In tabulating the voting results, abstentions and shares represented by broker non-votes (explained below) will be counted as present and entitled to vote for purposes of determining a quorum. For purposes of determining whether the shareholders have elected a director nominee or approved a matter, abstentions are treated as shares represented and entitled to vote on each proposal and will thus have the same effect as a vote “against” a director nominee or such other proposal. Shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients are considered “broker non-votes.” Broker non-votes will not be considered in determining the number of votes necessary for approval of a matter and will have no effect on the outcome of the vote for directors or other proposals. As such, for your vote to be counted, you must submit your voting instruction form to your broker.

Please note that brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted. The inspector of elections appointed for the Annual Meeting will separately tabulate and certify affirmative and negative votes, abstentions and broker non-votes.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the vote is taken at the

Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy, or any subsequent proxy, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees; FOR approval of executive compensation; FOR approval of the 2023 Omnibus Stock and Performance Compensation Plan; FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023; and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting or any adjournment thereof. If a proxy card is signed and returned without specifying a choice on the vote regarding the frequency of an advisory vote on executive compensation, the shares will be voted to hold such advisory votes every year. The Board does not know of any matters other than the matters described in the Notice of Annual Meeting attached to the Proxy Statement that will come before the Annual Meeting.

The Board solicits the proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic transmission by directors, officers or regular employees of the Company. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons, and will be reimbursed by the Company for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

I. ELECTION OF DIRECTORS – PROPOSAL 1

Composition of the Board, Board Diversity and Director Qualifications

Composition of the Board

There are currently 11 members of the Company’s Board of Directors. In February 2023, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, acted to increase the size of the Board to 12 members and nominate one additional director to fill the vacancy created by the increase in the size of the Board.

With the increase in size, the Board is divided into one class of five directors, one class of four directors and one class of three directors. Each director is elected for a three-year term, and the term of each class of directors expires in successive years.

Nominees and Continuing Directors

The Nominating and Corporate Governance Committee has nominated incumbent directors Eric H. Brunngraber, Benjamin F. Edwards, IV, and Joseph D. Rupp for re-election, each to serve a three-year term. Ann W. Marr, who was appointed as a director by unanimous vote of the Board effective as of August 4, 2022, has been nominated for election to serve a three-year term. In addition, Martin H. Resch, the Company’s current President and Chief Operating Officer (COO), has been nominated as a candidate for director to serve a three-year term in connection with his appointment as Chief Executive Officer (CEO) effective April 18, 2023 as part of the recently announced CEO succession plan. Mr. Brunngraber will transition to the role of Executive Chairman effective April 18, 2023, and if elected to the Board by the shareholders at the 2023 Annual Meeting, is expected to continue as Chairman of the Board.

Each of the nominees has consented to serve if elected. If any of them become unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of nominees than those named in this Proxy Statement.

The following information is submitted with respect to the nominees for election to the Board, together with the members of the Board whose terms will continue after the Annual Meeting or until their respective successors are duly elected and qualified:

Nominated to serve until 2026:

Eric H. Brunngraber, 66, has been a director since 2003. Mr. Brunngraber currently serves as Chairman of the Board and CEO of the Company, positions he has held since 2015 and 2008, respectively. Mr. Brunngraber has served in several executive and numerous other positions with the Company since his employment with Cass began in 1979, including as President from 2006 to January 2022, COO from 2006 to 2008, Chief Financial Officer (CFO) from 1997 to 2006, and Executive Vice President of Cass Commercial Bank, the Company’s bank subsidiary. Mr. Brunngraber is active in various civic, charitable, and professional organizations in the St. Louis metropolitan area, including the Regional Business Council, CEOs Against Cancer, and Concordance, a St. Louis based nonprofit established to reduce reincarceration rates. Effective April 18, 2023, as part of a planned succession process, Mr. Brunngraber will retire as CEO and serve as Executive Chairman of the Company.

The Board selected Mr. Brunngraber to serve as a director because he is currently the Company’s CEO and because of his long tenure with the Company that has provided him with a deep understanding of its strategy, business lines, operations, finance, regulatory environment, and culture.

Benjamin F. Edwards, IV, 67, has been a director since 2005. He is Chairman, CEO and President of Benjamin F. Edwards & Company, a St. Louis-based investment firm. Previously, Mr. Edwards was branch manager of the Town & Country, Missouri office of A.G. Edwards/Wachovia Securities LLC, a national investment firm. Mr. Edwards’

career with A.G. Edwards began in 1977, where he held numerous positions including Employment Manager, Financial Advisor, Associate Branch Manager, Regional Officer, Director of Sales and Marketing and President, as well as a member of the Board of Directors of A.G. Edwards from 1994 to 2007. He currently is a member of the Board of The Bogey Club in St. Louis and a member of the CEO Forum.

The Board selected Mr. Edwards to serve as a director because of his management expertise in investment banking, including experience with capital markets transactions and investments in both public and private companies.

Ann W. Marr, 65, has been a director since appointed to the Board by directors in August 2022. She joined World Wide Technology (WWT), a St. Louis based systems integrations, value added reseller and software development company, in 1997 as Executive Vice President of Global Human Resources. Ms. Marr has over 30 years of experience in human resources and has previously held positions with Enterprise Rent-A-Car and Anheuser Busch Companies. Ms. Marr also manages WWT’s Corporate Development Program, which includes diversity and inclusion, supplier diversity and small business enterprise and is President of the WWT Charitable Foundation. She is very active in the St. Louis community, having served on the Board of Trustees for Maryville University, the St. Louis Regional Chamber Association, the United Way of Greater St. Louis, Charmaine Chapman Society, The St. Louis Police Foundation, and the Gateway Arch Park Foundation. Ms. Marr also is on the Advisory Board of the National Association of African Americans in Human Resources and a member of the Society for Human Resource Management.

The Board selected Ms. Marr to serve as a director because of her extensive background in human capital management, bringing perspective to the dramatic changes in the work environment and her leadership and oversight experience with respect to diversity, equity, and inclusion efforts.

Martin H. Resch, 57, has been nominated to serve as a new director on the Board. Mr. Resch is President and COO of the Company, positions he has held since 2022 and 2020, respectively. Effective April 18, 2023 and upon Mr. Brunngraber’s retirement as CEO, Mr. Resch will become CEO, in addition to his current role as President. Prior to joining the Company in November 2020, Resch was senior executive at Bank of the West in San Francisco, California. As executive vice president, Resch functioned as the commercial banking group’s chief administrative officer/chief operating officer with responsibility for strategy, operations, finance, technology and human resources, as well as collaborating with a B2B FinTech incubator. His other roles at Bank of the West included corporate treasurer and leading the regulatory response to the Dodd-Frank and Volcker legislation. Resch earned his bachelor’s degree in computer science from Oregon State University and master’s degree in business administration from Cornell University.

The Board selected Mr. Resch to serve as a director because of his forthcoming role as the Company’s CEO in which he will be responsible for the strategic direction and day-to-day leadership of the Company. Furthermore, Mr. Resch has highly relevant technology experience and valuable insights running banks.

Joseph D. Rupp, 72, has been a director since 2016. He currently serves as Lead Director of the Board, a position he has held since 2019. He retired from a 45-year tenure with Olin Corporation (Olin), a publicly traded global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition located in Clayton, Missouri. During his time at Olin, Mr. Rupp served as Chairman of the Board from 2016 until his retirement in 2017, as Chairman and CEO from 2015 to 2016, as Chairman, President and CEO from 2005 to 2014, and as President and CEO from 2002 to 2005. Additionally, Mr. Rupp serves as a director of Nucor Corporation, a public producer of steel and related products; Dot Foods, Inc., a private foodservice redistribution company; and O-I Glass, Inc., a publicly traded glass bottle manufacturer. He earned his bachelor’s degree in metallurgical engineering from Missouri University of Science and Technology.

The Board selected Mr. Rupp to serve as Lead Director because it believes he has valuable experience understanding the day-to-day and more complex issues that face multi-faceted, publicly-traded organizations.

The Company’s Board recommends a vote FOR the five nominees for election to the Board of Directors.

Directors to serve until 2025:

Ralph W. Clermont, 75, has been a director since 2015. Mr. Clermont enjoyed a 39-year career with KPMG LLP, retiring in 2008 as managing partner of its St. Louis office where he led the firm’s Midwest financial services practice and managed the audits of numerous banking organizations. He currently serves as Lead Director of National Bank Holdings Corporation, a publicly-traded bank holding company, where he is also Chairman of the Audit and Risk Committee as well as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Mr. Clermont is a certified public accountant and member of both the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants. He earned his bachelor’s degree in accounting from Saint Louis University.

The Board selected Mr. Clermont for his clear understanding of the complex financial and accounting issues that face multi-faceted organizations such as Cass.

Wendy J. Henry, 61, was appointed as a director in January 2022. Ms. Henry served as Managing Partner of the BKD, LLP (BKD), now Forvis, LLP St. Louis office until her retirement in 2021. Prior to becoming Managing Partner, Ms. Henry served as an Audit Partner in BKD’s Colorado office, where she held various positions and managed the audits of numerous organizations. Her career at BKD began in 1993 when her prior firm merged into BKD. Ms. Henry is a retired certified public accountant and member of the American Institute of Certified Public Accountants and has previously served on the board of directors at United Way of Greater St. Louis, St. Louis Zoo, Mercy Health East Communities, and Regional Business Council. She earned her bachelor’s degree in business with a concentration in accounting from Illinois College.

The Board selected Ms. Henry for her financial and risk management expertise, including understanding the complex risk management, financial and accounting issues that face multi-faceted organizations such as Cass.

James J. Lindemann, 67, has been a director since 2007. Until his retirement in 2018, he was Executive Vice President of Emerson Electric Co. (Emerson), a publicly-traded manufacturing company based in St. Louis, Missouri. Mr. Lindemann joined Emerson in 1977, where he held a number of increasingly responsible engineering and marketing positions with its Specialty Motor business unit. In 1992, he was named President of Commercial Cam, and in 1995, he was named President of the Emerson Appliance Motor business unit. In 1996, Mr. Lindemann was promoted to Chairman and CEO of the Emerson Motor Co. He was named Senior Vice President of Emerson in 1999 and Executive Vice President in 2000.

The Board selected Mr. Lindemann to serve as a director based on his experiences with Emerson, where he has served as a senior manager of a public manufacturing company, obtained international expertise and worked successfully with large corporate enterprises.

Sally H. Roth, 75, has been a director since 2019. Ms. Roth served as Area President-Upper Midwest for Regions Bank from 2007 until her retirement in 2014. Prior to her appointment as Area President, Ms. Roth served as Regions Bank’s Commercial Banking Executive for the Saint Louis metropolitan market. Her banking career began at Mercantile Bank (now U.S. Bank) in 1985 where she held various positions including Group Manager - Large Corporate Banking and Community Bank President until 1997. Ms. Roth served in various roles at Bank of America from 1997 to 2002. She holds a Master of Business Administration degree from Washington University in Saint Louis.

The Board selected Ms. Roth to serve as a director because of her extensive commercial banking experience and expertise and her unique knowledge of the banking markets in which the Company does business.

Directors to serve until 2024:

Robert A. Ebel, 67, has been a director since 2006. He was CEO of Universal Printing Company, a privately-held printing company headquartered in St. Louis, Missouri, until the sale of the company in 2017. Mr. Ebel began his tenure with Universal Printing Company as CFO and Board member in 1986. In 1996, he was appointed to the position of CEO. Mr. Ebel currently serves on the Board of the St. Louis Graphic Arts Joint Health and Welfare Fund and is active in various civic and charitable organizations in the St. Louis metropolitan area.

The Board selected Mr. Ebel to serve as a director because it believes he brings valuable business management and finance expertise to the Board. His duties as CEO of a privately-held business based in St. Louis provided him with a strong knowledge of the local commercial marketplace served by the Company’s subsidiary bank.

Randall L. Schilling, 60, has been a director since 2009. He is the founder and owner of OPO Startups, a co-working center for digital startups providing space and access to mentors, investors, programming, educational resources, and a community of local entrepreneurs. He was the President and CEO of BoardPaq LLC, a privately-held software company based in St. Charles, Missouri, from 2010 until the sale of the company in 2019. From 1992 to 2010, he was the CEO of Quilogy, Inc., a nationally recognized, privately-held information technology professional services company. Mr. Schilling is currently an Advisory Council member of Arch Grants, a St. Louis based non-profit organization that provides equity-free grants and support services to entrepreneurs. Additionally, Mr. Schilling has been active in various other civic and charitable organizations in the St. Louis metropolitan area, including Partners for Progress – Education Chairman.

The Board selected Mr. Schilling to serve as a director because he possesses information technology expertise to help address the challenges the Company faces in the rapidly changing information technology arena.

Franklin D. Wicks, Jr., 69, has been a director since 2006. He was Executive Vice President and President of Applied Markets of Sigma-Aldrich Corporation (Sigma-Aldrich), which was a publicly-traded life science and high technology company located in St. Louis, Missouri, until his retirement in 2015. Dr. Wicks worked for Sigma-Aldrich for 33 years, beginning as a research chemist and subsequently working in marketing, then as President of Sigma Chemical and Vice President of Worldwide Operations, Sigma-Aldrich. He served as President, Scientific Research Division, Sigma-Aldrich from 1999 to 2002 and was responsible for operations in 34 countries. Prior to his appointment as Executive Vice President and President of Applied Markets of Sigma-Aldrich, Dr. Wicks served as President-SAFC. After receiving his Ph. D., Dr. Wicks served for four years on the staff of the Navigators at the Air Force Academy and at the University of Colorado at Boulder before joining Sigma-Aldrich. He currently serves as Secretary of the Board of Covenant Theological Seminary.

The Board selected Dr. Wicks to serve as a director because of his public company senior management experience, familiarity with corporate governance, and knowledge of local and global marketplace issues.

Director Independence

Based on the independence standards as defined by the Nasdaq marketplace rules, the Board has determined in its business judgment that all of the directors and director-nominees are independent as such term is defined in the Nasdaq listing standards, except for Mr. Brunngraber and Mr. Resch. In addition, each of the members of the Audit and Risk Committee and Compensation Committee meets the heightened independence standards set forth in the SEC rules and the Nasdaq listing standards. In making these determinations, the Board has reviewed all transactions and relationships between each director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the directors’ responses to questions regarding employment, business, family, and other relationships with the Company and its management. These included transactions relating to non-audit accounting services provided to the Company by Forvis, LLP, Ms. Henry’s former employer, and commissions paid in connection with the Company’s share repurchase program to Benjamin F. Edwards & Company, of which Mr. Edwards serves as Chairman, CEO and President. The Board has concluded that these transactions did not impair director independence for a variety of reasons, including that (i) the amounts in question were considerably under the thresholds set forth in applicable independence standards, in each case less than 1% of the recipient's consolidated gross revenues, (ii) Ms. Henry and Mr. Edwards did not have a direct or indirect interest in the transactions, and (iii) the relationships overall were deemed immaterial. As a result of this review, the Board concluded, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Governance

The Board oversees and guides the Company’s management and its business affairs. Committees support the role of the Board on issues that benefit from consideration by a smaller, more focused subset of directors. All committee members are elected by and serve at the pleasure of the Board. In its oversight of the Company, the Board sets the tone for the ethical standards and performance of management, staff, and the Company as a whole. The Board has adopted Corporate Governance Guidelines that capture the long-standing practices of the Company as well as current corporate governance best practices. The guidelines are available on our Investor Relations site at www.cassinfo.com.

The Company has adopted a Code of Conduct and Business Ethics policy, applicable to all Company directors, executive officers and employees. This policy is publicly available and can be viewed on our Investor Relations site at www.cassinfo.com.

Board Evaluation

The Board conducts a self-assessment annually to review its performance over the past year and determine whether it and its committees are functioning effectively. The Chairman of the Nominating and Corporate Governance Committee is responsible for leading the review of the Board and summarizing the overall findings. Each member of the Board conducts a thorough evaluation of the Board as a whole and each member of the Board individually. This assessment seeks to review areas in which the Board and/or management believes a better contribution could be made. The Chairman of the Nominating and Corporate Governance Committee reviews the evaluations and presents a summary of findings to the Board. The Board uses this information to create a set of action items for any areas in which members feel could improve the Board’s effectiveness.

Each individual Board committee also conducts its own self-assessment annually and presents a summary to the Board. The Board then determines if there are steps that should be taken to improve the efficiency and effectiveness of each committee.

The purpose of these annual evaluations is not to focus on individual Board members, but the Board and each committee as a whole. A separate assessment of each individual director is made by the Nominating and Corporate Governance Committee when deciding whether to nominate such director for reelection to the Board.

The Nominating and Corporate Governance Committee periodically reviews the self-assessment process and makes changes it deems necessary to improve the process and its effectiveness.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide guidance and flexibility that allows the Board to determine the best leadership structure to promote Board effectiveness and ensure that authority and responsibility are effectively allocated between the Board and management. The Board recognizes that no single leadership model is right for all companies and at all times, and depending on the circumstances and personnel, different leadership structures may be appropriate.  Accordingly, the Board formally reviews its leadership structure not less than annually as part of its self-evaluation process to ensure that the proper balance is present in the Company’s current model.

In April 2015, Mr. Brunngraber was named Chairman in addition to his role as CEO. In January 2019, Mr. Rupp was appointed Lead Director. In making these decisions, the Board determined that the combination of the Chairman and CEO is appropriate at this time due to the strength and independence of the outside directors, the role and responsibilities of the independent Lead Director, that the committees of the Board are comprised entirely of independent directors, and because each committee plays a role in overseeing different material aspects of the Company’s risk management program. Though Mr. Brunngraber will step down from his position as CEO effective April 18, 2023, he is expected to continue as Chairman of the Board if elected as a director by shareholders at this Annual Meeting. The Board believes this is appropriate to assist with the transition of Mr. Resch as the new CEO and new director, if elected.

The Company’s Corporate Governance Guidelines provide that the Lead Director must qualify as independent in accordance with the Guidelines. It is the Lead Director’s role to promote the appropriate involvement of the independent directors in governance matters and ensure the effectiveness of the independent directors in their role on behalf of the shareholders while avoiding the risk of confusion about the primary business leadership role of the Chairman and CEO. In particular, the Lead Director will be responsible for (a) staying regularly informed about the strategy of the Company and about critical issues and performance of the Company; (b) working with the Chairman and CEO to set the agendas for Board meetings; (c) calling meetings of the independent directors when needed; (d) providing Board leadership in times of crisis; (e) setting the agenda for and chairing executive sessions of the independent directors; (f) acting as liaison between the independent directors and the Chairman for matters raised in executive sessions; (g) chairing meetings of the Board or shareholders when the Chairman is not in attendance; (h) attending meetings of the committees of the Board when necessary or at his/her discretion and communicating regularly with the chairs of the Board committees; (i) working with the Chairman to ensure the conduct of Board meetings provides adequate time for serious discussion of important issues and that appropriate information is made available to Board members on a timely basis; (j) being available on request for consultation and direct communication with major shareholders; and (k) performing such other duties as may be requested from time to time by the Board or by a majority of the independent directors.

In accordance with the Company’s Corporate Governance Guidelines, non-management directors convene quarterly without the presence of management directors or executive officers of the Company.

Risk Management Oversight

The Board believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management practices. The Board’s role in the Company’s risk oversight process includes regular reviews of information from senior management (generally through Board committee presentation) regarding the areas of material risk to the Company. A description of certain material risks affecting the Company can be found in the Annual Report on Form 10-K for the year ended December 31, 2022. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit and Risk Committee oversees management of financial and information technology risks, including cybersecurity risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, and environmental, social, and governance (ESG) matters. Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element.

Communications with the Board of Directors

The Board has established a process by which shareholders can communicate with the Board. Shareholders may communicate with any and all members of the Board by transmitting correspondence to the following address: Cass Information Systems, Inc., Name of Director(s), Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

The Secretary will forward all correspondence to the Chairman or the identified director as soon as practicable. Correspondence addressed to the full Board will be forwarded to the Chairman, who will present the correspondence to the full Board or a committee thereof.

Board Meetings and Committees of the Board

The Board holds regularly scheduled meetings in January, April, July, and October. During the fiscal year ended December 31, 2022, the Board held its four regular meetings, and one additional offsite planning meeting was held in November to discuss the Company’s strategic plan. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served in 2022. The Company’s directors are encouraged, but not required, to attend the Company’s Annual Meeting. Each director who was serving on the Board at the time of the 2022 Annual Meeting of Shareholders attended the 2022 Annual Meeting of Shareholders.

The Company has three standing committees: the Audit and Risk Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Each of these committees has a written charter approved by the Board annually. A copy of each charter can be found in the Investor Relations section of the Company’s website at www.cassinfo.com.

The following table represents the current membership of each of the Board committees and number of meetings held by each committee in 2022 (in parentheses). Each of the committees is comprised entirely of independent directors, as defined by Nasdaq and SEC rules.

Audit and Risk (5)	Nominating and Corporate Governance (4)	Compensation (4)
Ralph W. Clermont*	Ralph W. Clermont	James J. Lindemann*
Robert A. Ebel	Benjamin F. Edwards, IV	Joseph D. Rupp
Wendy J. Henry	Sally H. Roth	Franklin D. Wicks, Jr.
Randall L. Schilling	Franklin D. Wicks, Jr.*

*Committee Chairman

Ms. Marr will initially rotate through all committees as an advisory participant and observer as part of Board orientation.

Audit and Risk Committee

The Audit and Risk Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit and Risk Committee is responsible for appointing, determining funding for and overseeing the independent registered public accountants for the Company, and meeting with and communicating between the independent registered public accountants and other corporate officers to review and participate in matters relating to corporate financial reporting and accounting procedures and policies. Among other responsibilities, the Audit and Risk Committee reviews financial information provided to shareholders and others, assesses the adequacy of financial and accounting controls, oversees implementation of new accounting standards and evaluates the scope of the audits of the independent registered public accountants and reports on the results of such reviews to the Board. In addition, the Audit and Risk Committee assists the Board in its oversight of the performance of the Company’s internal auditors. The Audit and Risk Committee meets with the internal auditors on a quarterly basis to review the scope and results of their work.

The Audit and Risk Committee also has primary responsibility for overseeing risks related to data protection and cybersecurity, although the full Board also exercises oversight over these risks. This oversight includes receiving reports from the Company’s CIO on data protection and cybersecurity matters and strategies.

The Board has determined that Mr. Clermont qualifies as an “audit committee financial expert,” as defined by the SEC and in accordance with the Nasdaq listing rules.

Compensation Committee

The Compensation Committee fulfills the Board’s responsibilities relating to compensation of the Company’s directors, CEO, and other executives. The Compensation Committee also has responsibility for approving, evaluating, and administering the compensation plans, policies, and overall programs of the Company. The Compensation Committee is able to delegate any of its responsibilities to one or more subcommittees as it deems appropriate in its discretion.

Compensation Processes and Procedures

As specified in its charter, the Compensation Committee recommends annual retainer fees, Board and committee meeting fees, and terms and awards of stock compensation for non-management directors, subject to appropriate approval by the Board or shareholders.

The Compensation Committee also establishes and administers the Company’s executive compensation program and related benefits. While the Compensation Committee may seek input and recommendations from the CEO, CFO, or the Senior Vice President of Human Resources concerning the elements of executive and director compensation, and confer with them on compensation philosophies, all significant matters regarding compensation for executives are ultimately the responsibility of the Compensation Committee. The Compensation Committee annually reviews corporate goals and objectives relative to the CEO’s compensation and determines the CEO’s compensation level based on this evaluation, subject to Board approval. The Compensation Committee is responsible for recommending to the Board salary levels and incentive stock compensation for executive officers of the Company, and approving incentive stock compensation for other members of management as recommended by the CEO. The responsibility for allocating cash bonuses for executive officers other than himself is delegated to the CEO, in accordance with provisions of the profit-sharing program approved by the Board.

Periodically, the Company uses compensation specialists to assist in designing or modifying some components of its overall compensation program and to provide comparison data of compensation at other organizations with which the Company competes for executive management talent. In such circumstances, the Compensation Committee does not rely solely on survey data or the consultant’s judgment or recommendation, but considers such data when exercising its judgment in evaluating the Company’s compensation program.

Compensation Committee Interlocks and Insider Participation

Messrs. Lindemann, Rupp and Wicks served on the Compensation Committee during the entire fiscal year ended December 31, 2022. None of the members of the Compensation Committee during the last fiscal year is or has been an officer or employee of the Company. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board or the Compensation Committee.

None of the members of the Company’s Compensation Committee or other members of the Board is a person having a relationship requiring disclosure by the Company pursuant to Item 404 of Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, recommending director-nominees, and developing and addressing corporate governance principles and issues applicable to the Company and its subsidiaries. The Nominating and Corporate Governance Committee also oversees the Company’s progress on ESG matters, working with the Company’s management and ESG Committee.

In recommending director-nominees to the Board, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management. In evaluating candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate, including any legal requirements or listing standards requirements. The Nominating and Corporate Governance Committee considers a candidate’s judgment, skills, integrity and moral character, experience with organizations of comparable size and complexity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable and valuable addition to the Board and any committees of the Board. Furthermore, the Nominating and Corporate Governance Committee also evaluates candidates’ relevant experience in business generally and within the financial industry, as well as a candidate’s education and other matters, and seeks candidates with skills and acumen relating to audit and finance functions, corporate governance, culture, human capital management, operations and technology, cybersecurity, risk management, and specific industries strategically important to the Company. With respect to incumbent candidates, the Committee also considers meeting attendance, meeting participation and the Board evaluation. The criteria and selection process are not standardized and could vary from time to time.

In general, no person who will have reached the age of 75 prior to election date may be nominated for election or re-election to the Board. It is also the Board’s practice to limit new directors to no more than two per year in order to maintain Board continuity.

Although the Nominating and Corporate Governance Committee does not specifically solicit suggestions for possible candidates from shareholders, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders who meet the criteria discussed above and set by the Nominating and Corporate Governance Committee, with the concurrence of the full Board. The criteria will be re-evaluated periodically and will include those criteria set out in the Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s charter. The Company’s bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section Shareholder Proposals for the 2023 Annual Meeting elsewhere in this Proxy Statement. Suggestions together with a description of the proposed nominee’s qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

Board Diversity

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for shareholders. The Company believes that a Board consisting of individual directors with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees, and the community. Diversity in gender, ethnic background, professional experience, and other experiences are prioritized when considering candidates for director. As of December 31, 2022, the Board consists of eight men and three women, with one person of color.

The Company enhanced its Board diversity in 2022 and is committed to continue its focus and efforts on Board diversity in the future. The Company has longer-term targets for gender and ethnic diversity on its Board to a minimum of 30% persons who identify as a gender other than male and a minimum of 20% who identify as ethnically diverse in one or more of the categories reflected in Part II of the diversity matrix set forth below. The Company is in the process of building this Board as part of its Board succession and refreshment planning.

The following table provides certain highlights of the composition of our Board members as of December 31, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f) of the Nasdaq Stock Market, Inc. (Nasdaq).

Board Diversity Matrix for Cass Information Systems, Inc. As of December 31, 2022

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Compensation

Each director of the Company who is not an officer or employee of the Company receives compensation for his or her services. The following represents the fee structures applicable for the periods indicated:

	Beginning April 20, 2021 ($)	On and after the April 2022 Board Meeting ($)
Regular Board Meeting Fee	N/A	N/A
Board Committee Meeting Fee	N/A	N/A
Annual Retainer:
Lead Director	26,000	27,500
Board Member	50,000	52,000
Audit and Risk Committee Chair	12,500	15,000
Audit and Risk Committee Member	6,000	7,500
Compensation Committee Chair	10,000	12,000
Compensation Committee Member	5,000	5,000
Nominating and Corporate Governance Committee Chair	10,000	10,000
Nominating and Corporate Governance Committee Member	5,000	5,000
Restricted Stock Award*	55,000	60,000

* Directors will receive the equity equivalent of the dollar amounts indicated above.

Restricted stock awards to directors have historically been issued under the Company’s Amended and Restated Omnibus Stock and Performance Compensation Plan (the Prior Plan), which was amended and last approved by shareholders in 2013. Under the terms of the Prior Plan, shares of restricted stock awarded carried voting and dividend rights and shares vested in full on the first anniversary date of the awards or, if elected by the director, vested at retirement from the Board, as disclosed below. The Prior Plan will terminate in accordance with its terms on April 17, 2023.

On February 16, 2023, the Board adopted the 2023 Omnibus Stock and Performance Compensation Plan (the 2023 Omnibus Plan) to replace the Prior Plan, subject to shareholder approval. Shareholders are being asked to approve the 2023 Omnibus Plan at the Annual Meeting. See Approval of the 2023 Omnibus Stock and Performance Compensation Plan – Proposal 4 later in this Proxy Statement for more information. Subject to shareholder approval, the Company will issue restricted stock and restricted stock unit (RSU) awards to non-employee directors under the 2023 Omnibus Plan.

Subject to shareholder approval, the restricted stock and RSU awards granted to directors under the 2023 Omnibus Plan will provide the right to dividend or dividend equivalents. The restricted stock and RSU awards (and any dividends or dividend equivalents granted thereunder) will be subject to the same vesting schedule as the restricted stock awards granted under the Prior Plan, described above. Restricted stock carries voting rights from the date of grant, and RSU awards provide voting rights upon settlement in shares. The grant date of restricted stock and RSU awards to non-employee directors is typically two days following the Annual Meeting, when the full Board approves the awards. In accordance with the Company’s stock ownership guidelines, directors are expected to retain all shares granted to them during their service as Board members and are encouraged to acquire stock in amounts consistent with their financial resources.

The Company maintains a non-employee director compensation election program to allow non-employee directors to receive their annual board member retainer fees in the form of restricted stock or RSUs and provide for a separate election to defer the vesting of awards and any underlying dividends or dividend equivalents until the date of termination of service as a director. Elections must be made prior to the calendar year for which the election will apply and made annually, with the exception of the first year in which a director becomes eligible to participate, after which the election must be made within 30 days.

Summary Compensation - Directors

The table below sets forth the following compensation for each non-executive director for the fiscal year ended December 31, 2022: (i) dollar value of fees earned or paid; (ii) aggregate grant date fair value of restricted stock awards; (iii) all other compensation; and (iv) dollar value of total compensation.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Ralph W. Clermont	92,625	60,011	15,335	167,971
Robert A. Ebel	73,250	60,011	12,252	145,513
Benjamin F. Edwards, IV	56,500	60,011	1,580	118,091
Wendy J. Henry	58,625	60,011	1,239	119,875
James J. Lindemann	68,000	60,011	19,669	147,680
Ann W. Marr	21,450	43,194	360	65,004
Sally H. Roth	71,125	60,011	5,647	136,783
Joseph D. Rupp	83,625	60,011	13,160	156,796
Randall L. Schilling	58,625	60,011	19,669	138,305
Franklin D. Wicks, Jr.	66,500	60,011	17,245	143,756

(1)	Compensation for Mr. Brunngraber is set forth in Executive Officers – Summary Compensation Table and related tables. Because Mr. Brunngraber is an executive officer of the Company, he did not receive any additional compensation for his services as director in 2022.
(2)	Represents fees paid during 2022 for services. For Mr. Rupp, the amount also includes fees received as the Lead Director. Amounts include the following fees for service on the Executive Loan Committee of Cass Commercial Bank, the Company's bank subsidiary: Mr. Clermont, $15,000; Ms. Roth $15,000; and Mr. Ebel, $15,000. Messrs. Clermont, Lindemann, Rupp, Schilling, and Wicks and Ms. Roth elected to receive their Board retainer fees in the form of restricted stock and each received 1,389 shares of restricted stock in lieu of $51,500 of cash payments. The restricted stock vests in full on the first anniversary of the grant date of the awards or, if elected by the director, vests at retirement from the Board.
(3)	Represents the full grant date fair value of shares of restricted stock awarded in 2022 under the Prior Plan. All directors were awarded 1,458 shares of restricted stock, excluding Ms. Marr who joined the Board effective August 4, 2022, and received a pro-rata award of 1,243 shares of restricted stock. Shares vest in full on the first anniversary of the grant date or, if elected by the director, upon the director’s retirement from the Board. These amounts were computed in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 718 (FASB ASC Topic 718). These amounts do not represent the actual amounts paid to or realized by the directors during fiscal year 2022. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested. See Note 11 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a complete description of the material assumptions applied in determining grant date fair value. The aggregate number of shares of restricted stock awards issued under the Prior Plan and outstanding at December 31, 2022 for each director was as follows:

Name	Shares*
Ralph W. Clermont	14,776
Robert A. Ebel	11,204
Benjamin F. Edwards, IV	1,458
Wendy J. Henry	1,458
James J. Lindemann	18,611
Ann W. Marr	1,243
Sally H. Roth	6,202
Joseph D. Rupp	12,851
Randall L. Schilling	18,611
Franklin D. Wicks, Jr.	16,466
*If elected, includes shares received in lieu of cash retainer fees and/or shares deferred until retirement.

(4)	Represents dividends paid on unvested restricted stock awards for all directors.

Certain Relationships and Related Party Transactions

Some of the directors and executive officers of the Company, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Company’s subsidiary bank, including borrowings and investments in depository accounts. All such loans and investments have been made in the ordinary course of business, on substantially the same terms, including interest rates charged or paid and collateral required, as those prevailing at the same time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

As provided by the Audit and Risk Committee’s charter, the Audit and Risk Committee must review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. “Related person” and “transaction” shall have the meanings given to such terms in Item 404 of Regulation S-K, as amended from time to time. In determining whether to approve or ratify a particular transaction, the Audit and Risk Committee will take into account any factors it deems relevant.

Report of the Audit and Risk Committee

The Audit and Risk Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements, and the qualification and independence of the Company’s independent registered public accounting firm. The Audit and Risk Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States), including the matters required to be discussed by the Statement on Auditing Standards No. 1301 (Communication with Audit Committees), and the rules and regulations of the SEC. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence, including the impact of non-audit-related services provided to the Company, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit and Risk Committee concerning independence.

The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Ralph W. Clermont, Chairman
Robert A. Ebel
Wendy J. Henry
Randall L. Schilling

Information Security and Data Privacy

The Company has a comprehensive Information Security Policy and ensures data privacy polices adhere to the requirements of the General Data Protection Regulation, California Consumer Privacy Act, and other state and local data privacy regulations to the extent they impact the Company’s operations and handling of personal data. All employees are required to take regular training on information security requirements and must acknowledge policies and standards annually. In addition, the Company conducts ongoing phishing campaigns to test and educate all employees on how to spot phishing attacks and to measure the effectiveness of our training program. The Cass Global Data Privacy Policy, which addresses the privacy of our clients’ information, is available on our Investor Relations site at www.cassinfo.com. The Cass Commercial Bank Legal Disclaimers, Privacy Statement and Cookie Policy is also available on our Investor Relations site at www.cassinfo.com.

Environmental, Social, and Governance

Acting with the highest degree of honesty, integrity, and compassion for all of the Company’s stakeholders, from clients and employees to the communities and the world around us, has been a hallmark of the Company’s culture for over 100 years. The Company is increasingly focused on and committed to strong ESG practices and believes ESG standards and business practices are aligned with the Company’s corporate purpose and values. The Company recognizes the importance for stakeholders to know and understand ESG initiatives and encourages stakeholders to read the Company’s annual ESG Report available on our Investor Relations site at www.cassinfo.com.

The Nominating and Corporate Governance Committee of the Board of Directors oversees the Company’s position and practices on ESG matters and other significant public policy issues, including but not limited to the protection of the environment, corporate social responsibility, and sustainability.

Environmental

The Company monitors its energy consumption and is committed to improving metrics such as emissions per transaction and as a percent of revenue. The Company also supports its clients with many sustainable products and services as more fully described in the Company’s ESG Report available on our Investor Relations site at www.cassinfo.com.

Social

The Company is focused on engaging its employees. The Company offers many attractive benefits to help support its employees, including profit sharing and an employee assistance program. During January 2022, the Company created a Diversity, Equity, and Inclusion (DEI) Committee. The DEI committee was formed after a thorough process of determining a charter and identifying qualified employee participants and is actively in the process of expanding the Company’s DEI vision. The committee members are passionate about DEI efforts and represent various business divisions and corporate departments. The Company also has robust policies on equal opportunities, anti-harassment and non-discrimination. The health and safety of employees and work-life balance are actively promoted as more fully described in the Company’s ESG Report.

Governance

The Company strongly supports adherence to the Company’s Code of Conduct and Business Ethics and anonymous reporting of unethical or questionable practices without retaliation. The Company believes in a conservative and long-term view of risk management by various specialized committees, including strict focus on information and data privacy risk management. The Company has developed strong governance practices, including Board oversight as described above and in the Company’s ESG Report.

Shareholder Engagement

The Company greatly values feedback from its shareholders and relies on such feedback to help tailor its business policies and practices. Accordingly, in addition to soliciting feedback through proxy voting, the Company frequently interacts with shareholders throughout the year by participating in investor conferences and presentations and holding other meetings with current and prospective shareholders to provide transparency around emerging issues, discuss milestones, and inform decision-making.

During fiscal 2022, in line with the Company’s diversity objectives and incorporating input from discussions and meetings with shareholders, the Company increased board diversity, adopted a new compensation peer group as more fully described in the Compensation Discussion & Analysis section, and continued to devote time and resources to a number of ESG-driven policies and programs as discussed in the Company’s ESG Report.

II. ADVISORY VOTE ON EXECUTIVE COMPENSATION - PROPOSAL 2

The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for the Company’s shareholders. At the Company’s Annual Meeting of Shareholders on April 19, 2022, the shareholders were given the opportunity to endorse or not endorse, on a non-binding advisory basis, the Company’s compensation program for named executive officers by voting for or against a resolution calling for the approval of such program for the 2022 fiscal year. Shareholders approved the compensation program with approximately 97% of the votes cast by the holders of common stock.

The core of the Company’s executive compensation philosophy and practice continues to be to pay for performance. The Company’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. The Company believes its compensation program is strongly aligned with the long-term interests of shareholders, as exhibited in the Compensation Discussion and Analysis section of this Proxy Statement, which provides additional details on executive compensation, compensation philosophy and objectives, and the 2022 compensation of the named executive officers. Shareholders are asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement.”

The above-referenced disclosures are included in this Proxy Statement under the Executive Compensation and Related Information section.

The Board urges shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board believes that the Company’s executive compensation is reasonable and appropriate, is justified by the performance of the Company, and is the result of a carefully considered approach.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers. It is expected that the next say-on-pay vote will occur at the 2024 Annual Meeting of Shareholders.

The Company’s Board recommends a vote FOR the Company’s executive compensation program as described in the Compensation Discussion and Analysis, the compensation tables and otherwise in this Proxy Statement.

III. ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES – PROPOSAL 3

The Board asks that shareholders vote on the frequency of holding advisory votes on the Company’s executive compensation program. Shareholders have the option of selecting a frequency of one year, two years, three years or abstaining.

The Board has concluded that providing shareholders with an advisory vote on executive compensation every year will enhance shareholder communication by providing another avenue to obtain timely information on investor sentiment about the Company’s executive compensation philosophy, policies, and procedures.

As an advisory vote, this proposal is non-binding and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders, and will consider the outcome of the vote when making future decisions for the frequency in which shareholders may vote on executive compensation.

The Company’s Board recommends that shareholders vote for the option of every “ONE YEAR” as the frequency with which shareholders are provided an advisory vote on the compensation of the named executive officers.

IV. APPROVAL OF THE 2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN – PROPOSAL 4

Introduction

On February 16, 2023, the Board adopted the 2023 Omnibus Plan to replace the Prior Plan, which Prior Plan was adopted by the Board and approved by shareholders in 2013. The Prior Plan will terminate in accordance with its terms on April 17, 2023, and no shares reserved for issuance under the Prior Plan will be made available for future awards under the 2023 Omnibus Plan. As of the Record Date, the following stock appreciation rights (SARs), restricted stock awards, and RSUs were outstanding under the Prior Plan:

The 2023 Omnibus Plan is subject to shareholder approval. A copy of the 2023 Omnibus Plan is included as Appendix A to this proxy statement.

•	SARs with respect to 1,308 shares of common stock at a weighted average price of $46.70 and a weighted average term of 0.92 years, of which all shares were subject to vested SARs;
•	Performance-Based Restricted stock awards of 158,044 shares, assuming target performance;
•	Time-Based Restricted stock awards of 174,908 shares; and
•	RSU awards of 44,762 shares, assuming target performance.

For more detailed information concerning the terms of performance-based grants, including the threshold, target and maximum number of shares that may be earned based on the two key performance goals, please see “Executive Compensation and Related Information—Compensation Discussion and Analysis—Long-Term Incentive Compensation” in this Proxy Statement.

If approved by shareholders, the 2023 Omnibus Plan will provide for various stock-based incentive awards and performance-related cash awards. The 2023 Omnibus Plan will, among other things, allow the issuance of up to 1,000,000 shares of common stock for compensation to eligible participants. The 1,000,000 shares available for issuance under the 2023 Omnibus Plan would represent approximately 7.29% of the Company’s outstanding shares as of the Record Date. The Company recognizes that equity awards may have a dilutive impact on existing shareholders. The Company has, however, demonstrated its ability to carefully manage its long-term incentive compensation (LTIC) program and to maintain a reasonable level of dilution and pace at which equity awards are granted (referred to as the “burn rate”). The Company is committed to effectively monitoring the share reserve under the 2023 Omnibus Plan, including its burn rate, to ensure that the Company continues to maximize shareholder value by granting the appropriate number of equity awards necessary to recruit, retain, and reward eligible participants for the Company’s success. Eligible participants under the 2023 Omnibus Plan include employees who, in the judgment of the Compensation Committee, have made key contributions to the Company’s profitability and growth, and non-employee directors. Based on eligibility under the Prior Plan, the Company anticipates that it will have approximately 35 employees and 10 non-employee directors who will be eligible to participate in the 2023 Omnibus Plan.

Overview of the 2023 Omnibus Plan

The 2023 Omnibus Plan contains provisions consistent with best practices in equity compensation and protects the interests of shareholders. These include:

•	No Discounted Options or Stock Appreciation Rights. Stock options and SARs may not be granted with exercise prices less than 100% of the fair market value of the underlying shares on the grant date.

•	No Repricing Without Shareholder Approval. The Company may not reprice, replace or regrant options or SARs through cancellation, or by lowering the exercise price of a previously granted option or SAR, unless such action is approved by shareholders.
•	No Liberal Share Recycling. Shares of stock used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2023 Omnibus Plan.
•	Minimum Vesting Requirements. Awards granted under the 2023 Omnibus Plan are generally subject to a minimum one-year vesting requirement with limited exceptions, including for awards that do not result in the issuance of shares exceeding 5% of the shares available for issuance under the 2023 Omnibus Plan.
•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.
•	No Evergreen Provision. The 2023 Omnibus Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
•	No Automatic Grants. The 2023 Omnibus Plan does not provide for automatic grants to any individual.
•	Limits on Annual Awards. The 2023 Omnibus Plan limits awards to 100,000 shares of stock to any single individual on an annual basis. The annual limit on non-employee director fees and awards is $500,000 in total value.
•	No Tax Gross-Ups. The 2023 Omnibus Plan does not provide for any tax gross-ups.
•	Limitations on Dividend Payments. Dividends that are declared by the Company before the underlying award vests will only be paid to the participant to the extent that the applicable vesting conditions have been satisfied and the underlying award vests.

Material Terms of the 2023 Omnibus Plan

Term

If approved by the shareholders, the 2023 Omnibus Plan will be effective April 18, 2023. The 2023 Omnibus Plan will terminate on April 18, 2033, unless the Board terminates it earlier.

Purpose

The purpose of the 2023 Omnibus Plan is to provide stock compensation and other incentive opportunities for non-employee directors and key employees, and to align their personal financial interest with the Company’s shareholders.

Administration

The Compensation Committee, which is comprised entirely of independent directors, will administer the 2023 Omnibus Plan. The Compensation Committee will have the full power to determine the size and types of grants of options, SARs, restricted stock, RSUs, phantom stock and performance awards, and their terms and conditions of awards in a manner consistent with the 2023 Omnibus Plan; to construe and interpret the 2023 Omnibus Plan and any award agreement or instrument entered into thereunder; to establish, amend or waive rules and regulations for the 2023 Omnibus Plan’s administration; and to amend the terms and conditions of any award to the extent such terms and conditions are within the sole discretion of the Compensation Committee. The Compensation Committee’s administrative authority is limited by approvals and authority the Board has reserved for it, and the limitations and restrictions otherwise applicable under the 2023 Omnibus Plan.

The Compensation Committee may delegate its authority to administer the 2023 Omnibus Plan as permitted by law. The Board will approve grants of awards to members of the Compensation Committee and a member of the Compensation Committee may not participate in any Board determination regarding awards to such member.

The Compensation Committee will have the discretion to select particular “indicators of performance” to be utilized in determining awards, set indicators of performance solely by reference to the performance of a subsidiary or based upon comparisons of any of the performance measures relative to other companies and include or exclude the impact of any event or occurrence which the Compensation Committee determines to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principles. Under the 2023 Omnibus Plan, indicators of performance are criteria the Compensation Committee may use to evaluate the Company’s performance and include the Company’s: pretax income; net income; net earnings, earnings per share; revenue; gross profit, fee revenue; expenses; return on assets; return on equity; return on average equity; return on investment; return on capital and revenue; net profit margin; operating profit margin; gross margin, discretionary cash flow; total shareholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (EBITDA); interest income; net interest income; capitalization; capital-to-asset ratio; liquidity; reserve adds or replacement; funding and development costs; production volumes; stock price; economic value added; working capital; market share; results of customer satisfaction surveys and other measures of quality, safety, productivity, cost management or process improvement; or other measures that may be approved by the Compensation Committee.

Eligibility

Full-time salaried employees who, in the judgment of the Compensation Committee, may make key contributions to the profitability and growth of the Company will be eligible to receive awards under the 2023 Omnibus Plan. Non-employee directors will be eligible to receive options, SARs, restricted stock, RSUs and phantom stock under the 2023 Omnibus Plan.

Share Reserve; Individual Limits

The maximum number of shares of common stock that may be issued under the 2023 Omnibus Plan is 1,000,000 shares. This limit was determined, in part, based on the Company’s prior annual grant practices and the expired share reserve under the Prior Plan. The maximum number of shares of stock with respect to which incentive stock options (ISOs) may be granted under the Plan is 1,000,000 shares.

No individual may be granted awards under the 2023 Omnibus Plan covering more than 100,000 shares in one year. No non-employee director may receive awards under the 2023 Omnibus Plan, taken together with any cash fees paid, during any calendar year for services rendered in excess of $500,000 in total value. Awards of options, SARs, restricted stock, RSUs and phantom stock shall count against the number of shares of common stock remaining available for issuance pursuant to awards granted under the 2023 Omnibus Plan as one share of stock for each share of stock covered by such awards. Any shares covered by forfeited, canceled, terminated, expired or otherwise lapsed awards, any shares covered by awards that are settled in cash, and any shares of stock withheld to satisfy tax obligations or as payment upon exercise of an option or SAR will not again become available for grants under the 2023 Omnibus Plan.

Adjustments

In the event of a merger, consolidation, reorganization, recapitalization, stock split or dividend, or similar event affecting the common stock, the number (including aggregate and annual limits on shares of common stock granted) and kind of shares granted under the 2023 Omnibus Plan and the number of shares subject to outstanding stock options, SARs, restricted stock, RSUs and phantom stock and the exercise price of outstanding stock options and SARs will be adjusted proportionately.

Vesting

The 2023 Omnibus Plan allows for awards subject to either time-based or performance-based vesting, or both. Awards granted under the 2023 Omnibus Plan are generally subject to a minimum one-year vesting requirement with limited exceptions, including for awards that do not result in the issuance of shares exceeding 5% of the shares available for issuance under the 2023 Omnibus Plan.

Stock Options

The Compensation Committee may grant options to purchase shares of common stock under the 2023 Omnibus Plan to eligible employees and directors for such numbers of shares and having such terms as the Compensation Committee designates. However, incentive stock options may not be granted to directors. The Compensation Committee will also determine the type of option granted (e.g., incentive stock option) or a combination of various types of options. Each person receiving a stock option award will enter into a stock option award agreement evidencing the award.

The price at which shares may be purchased upon exercise of an option may not be less than 100% of the fair market value of the Company’s stock on the date the option is granted. A participant may pay the exercise price of an option to the Company in full at the time of exercise in cash. At the Compensation Committee's discretion, a participant may also pay the exercise price of an option (i) in shares of common stock, (ii) a combination of cash and shares, (iii) through the withholding of shares of common stock with a value equal to the aggregate exercise price of the option, or (iv) through delivery to a broker of instructions to deliver to the Company an amount equal to the aggregate exercise price.

The Compensation Committee will determine the period during which an option may be exercised, provided that the period will be no more than ten years from the grant date, and will determine the vesting schedule applicable to options. The vesting of an option may also be conditioned on the achievement of indicators of performance established by the Compensation Committee.

The terms of the 2023 Omnibus Plan set forth the treatment of stock options in the event a participant’s service is terminated. To the extent the option is exercisable, a participant has the lesser of (i) 90 days after the participant ceases to be an employee or non-employee director for any reason other than total disability or death or (ii) the remaining term of the option award to exercise an option. If a participant’s service is terminated by reason of total disability, all options granted to such participant will become fully exercisable upon such termination and may be exercised within the period not to exceed the lesser of: (i) one year following such termination or (ii) the remaining term of the option award. If a participant dies while in the service of the Company or within 90 days after the termination of such service other than termination for cause, options granted to such participant shall become fully exercisable on the participant’s death and may, within the lesser of (i) 12 months after the participant’s death or (ii) the remaining term of the option award, be exercised by the person or persons to whom the participant’s rights under the option shall pass by will or by the applicable laws of descent and distribution. Unless otherwise specifically provided in the stock option award agreement, no option may be exercised after a participant’s service with the Company terminated for cause.

Holders of stock options have no rights as shareholders of the Company with respect to shares of common stock underlying the options prior to the issuance of any such shares.

SARs

The Compensation Committee may grant SARs to eligible employees and directors for such numbers of shares and having such terms as the Compensation Committee designates and are consistent with the 2023 Omnibus Plan. Each person receiving a SAR award will enter into a stock appreciation right award agreement evidencing the award.

The price at which an SAR may be exercised may not be less than 100% of the fair market value of the Company’s stock on the date the SAR is granted. The amount paid on the exercise of a SAR is a percentage specified in the SAR award agreement (not to exceed 100%) multiplied by the difference between the fair market value of a share of common stock on the date of exercise and the exercise price. A SAR grant may provide that the amount payable upon exercise of the SAR may be paid in cash, shares of common stock or a combination of both.

The Compensation Committee will determine the period during which a SAR may be exercised, provided that the period will be no more than ten years from the grant date, and will determine the vesting schedule applicable to SARs. The vesting of a SAR may also be conditioned on the achievement of indicators of performance established by the Compensation Committee.

The terms of the 2023 Omnibus Plan set forth the treatment of SARs in the event a participant’s service is terminated. To the extent the SAR is exercisable, a participant has the lesser of (i) 90 days after the participant ceases to be an employee or non-employee director for any reason other than total disability or death or (ii) the remaining term of the SAR award to exercise a SAR. If a participant’s service is terminated by reason of total disability, all SARs granted to such participant will become fully exercisable upon such termination and may be exercised within the period not to exceed the lesser of: (i) one year following such termination or (ii) the remaining term of the SAR award. If a participant dies while in the service of the Company or within 90 days after the termination of such service other than termination for cause, SARs granted to such participant shall become fully exercisable on the participant’s death and may, within the lesser of (i) 12 months after the participant’s death or (ii) the remaining term of the SAR award, be exercised by the person or persons to whom the participant’s rights under the SAR shall pass by will or by the applicable laws of descent and distribution. Unless otherwise specifically provided in the SAR award agreement, no SAR may be exercised after a participant’s service with the Company terminated for cause.

Holders of SARs have no rights as shareholders of the Company with respect to shares of common stock underlying the SARs prior to the issuance of any such shares.

Restricted Stock

The Compensation Committee may grant shares of restricted stock to eligible employees and directors with terms that the Compensation Committee designates. Each person receiving a restricted stock award will enter into a restricted stock award agreement evidencing the award.

The Compensation Committee has the discretion to set the vesting schedule and forfeiture restrictions applicable to restricted stock granted to a participant and may condition the vesting of restricted stock on the achievement of indicators of performance established by the Compensation Committee.

The terms of the 2023 Omnibus Plan set forth the treatment of restricted stock awards in the event a participant’s service is terminated. The Compensation Committee has the discretion to set the rules concerning the termination of service of a recipient of restricted stock prior to the expiration of the restriction period; provided, however, that if a participant terminates service by reason of death or total disability, the applicable forfeiture restrictions will immediately lapse. Unless otherwise specifically provided in the restricted stock award agreement, restricted stock will be forfeited immediately upon termination of a participant’s service if the participant’s employment is terminated for cause.

During the restriction period, the recipient will be entitled to vote the restricted stock and earn dividends, though the dividends shall be retained by the Company and paid upon fulfillment of the vesting conditions.

RSUs

Under the 2023 Omnibus Plan, a RSU is the right to receive payment for each RSU on the settlement date in an amount equal to the fair market value of a share of common stock on the vesting date. A RSU grant will specify that the amount payable by the Company on settlement of the RSU may be paid in cash, shares of common stock or a combination of both. The Compensation Committee may grant RSUs to eligible employees and directors for such numbers of shares and having such terms as the Compensation Committee designates. Each person receiving a RSU award will enter into a RSU award agreement evidencing the award.

The Compensation Committee has the discretion to set the vesting schedule and forfeiture restrictions applicable to a RSU award. The vesting of a RSU may also be conditioned on the achievement of indicators of performance established by the Compensation Committee.

The terms of the 2023 Omnibus Plan set forth the treatment of RSU awards in the event a participant’s service is terminated. The Compensation Committee has the discretion to set the rules concerning the termination of service of a recipient of RSUs prior to the expiration of the restriction period; provided, however, that if a participant terminates service by reason of death or total disability, the applicable forfeiture restrictions will immediately lapse. Unless otherwise specifically provided in the RSU award agreement, RSUs will be forfeited immediately upon termination of a participant’s service if the participant’s employment is terminated for cause.

Holders of RSU awards have no rights as shareholders of the Company with respect to shares of common stock underlying the RSUs prior to the issuance of any such shares. However, the Compensation Committee may award dividend equivalents with respect to RSU awards, though any payments with respect to such dividend equivalents shall be retained by the Company and paid upon fulfillment of the vesting conditions.

Phantom Stock

Under the 2023 Omnibus Plan, a phantom stock award is an award in the form of a right to receive cash or common stock upon surrender of the vested phantom stock, in an amount equal to the fair market value of the stock plus the aggregate amount of cash dividends paid with respect to a share of stock during the period commencing on the date on which the share of phantom stock was granted and terminating on the date on which such share vests. A phantom stock grant will specify whether the amount payable by the Company on exercise of the phantom stock may be paid in cash, shares of common stock or a combination of both. The Compensation Committee may grant phantom stock to eligible employees and directors for such numbers of shares and having such terms as the Compensation Committee designates. Each person receiving an award of phantom stock will enter into a phantom stock award agreement evidencing the award.

The Compensation Committee has the discretion to set the vesting schedule and forfeiture restrictions applicable to a phantom stock award. The vesting of an award of phantom stock may also be conditioned on the achievement of indicators of performance established by the Compensation Committee.

The terms of the 2023 Omnibus Plan set forth the treatment of phantom stock awards in the event a participant’s service is terminated. The Compensation Committee has the discretion to set the rules concerning the termination of service of a recipient of phantom stock prior to the expiration of the restriction period; provided, however, that if a participant terminates service by reason of death or total disability, the applicable forfeiture restrictions will immediately lapse. Unless otherwise specifically provided in the phantom stock award agreement, an award of phantom stock will be forfeited immediately upon termination of a participant’s service if the participant’s employment is terminated for cause.

Holders of phantom stock have no rights as shareholders of the Company with respect to shares of common stock underlying the phantom stock prior to the issuance of any such shares.

Performance Awards

The 2023 Omnibus Plan permits the Compensation Committee to grant performance awards to eligible employees from time to time. Performance awards may not be awarded to directors. Performance awards are only made in cash and are based upon achieving established indicators of performance over an established period of time. Performance awards under the 2023 Omnibus Plan are not in lieu of any annual bonus plan established by the Board. The Compensation Committee will establish the terms and conditions of performance awards and, subject to such terms, may make downward adjustments in awards. Each person receiving a performance award will enter into a performance award agreement.

Transferability

Stock options, SARs, restricted stock, RSUs and phantom stock granted under the 2023 Omnibus Plan generally will be transferable only by will or the applicable laws of descent and distribution. In certain limited circumstances, the Compensation Committee may authorize stock options, other than incentive stock options, to be transferred to family members or trusts controlled by family members of the participant.

Valuation

The fair market value per share of common stock on any relevant date under the 2023 Omnibus Plan will be deemed to be the closing selling price per share on The Nasdaq Stock Market on that date, or as the Compensation Committee may otherwise determine. On the Record Date the fair market value determined on such basis was $48.80.

Change of Control

The 2023 Omnibus Plan provides that in the event a participant’s employment is involuntarily terminated upon a change of control of the Company: (i) during a restriction period applicable to restricted stock, RSUs and phantom stock, all restrictions on such awards shall lapse; (ii) during a performance period applicable to a performance award, a participant shall earn no less than the award of cash which the performance award participant would have earned if applicable indicators of performance had been achieved and the performance period had terminated as of the date of the change of control; and (iii) any outstanding options and SARs that are not exercisable shall become exercisable as of the date of a change of control. If a participant’s employment is terminated within two years after the change of control for a reason other than for cause, any exercisable options or SARs, other than an incentive stock options, may be exercised within the lesser of (a) 12 months following the date of termination of employment, or (b) the term of the option or SAR.

A change of control is defined under the 2023 Omnibus Plan as (a) the acquisition by one person or more than one person acting as a group, of Company stock representing more than 1/3 of the total voting power of the Company's stock; (b) the consummation of a consolidation, merger, or other business combination in which the holders of the Company’s voting securities immediately prior to such transaction hold less than 2/3 of the voting power immediately after such transaction; (c) a majority of the members of the Board are replaced during any 24-month period by directors whose appointment or election is not endorsed by a 2/3 vote of the Board; or (d) the acquisition by one person or more than one person acting as a group, of all or substantially all of the Company assets.

Deferral of Awards

The 2023 Omnibus Plan gives the Compensation Committee discretion to set the vesting schedule and to provide for award deferrals. The Company intends to give non-employee directors the option to elect to receive all or a portion of their annual retainers in the form of restricted stock or RSUs that vests in the short term or upon their termination as a director (at their choosing), in effect offering non-employee directors an opportunity to defer a portion of their annual compensation, as well as the opportunity to defer any dividends or dividend equivalents provided under a restricted stock or RSU award.

Clawback of Awards

The awards granted under the 2023 Omnibus Plan shall be subject to rescission, revocation, adjustment or other modification at the discretion of the Committee consistent with the terms of the Company’s Clawback Policy (as amended from time to time) providing for the recoupment or clawback of incentive compensation.

Amendment and Termination

The Board may at any time terminate or amend the 2023 Omnibus Plan. However, the Board may not, without further approval of the shareholders of the Company, amend the 2023 Omnibus Plan to:

•	increase the number of shares of stock subject to the 2023 Omnibus Plan;
•	change the 2023 Omnibus Plan provisions relating to establishment of the exercise prices under options or SARs granted;
•	extend the duration of the 2023 Omnibus Plan;
•	reprice, replace or regrant options or SARs through cancellation or by lowering the exercise price of a previously granted option or SAR;
•	make any change to the 2023 Omnibus Plan considered material under the listing requirements of The Nasdaq Stock Market or any other exchange on which the Company's stock is listed; or
•	increase the maximum dollar amount of incentive stock options that an individual optionee may exercise during any calendar year beyond that permitted in the Code.

Material Federal Income Tax Effects of the 2023 Omnibus Plan

The federal income tax consequences applicable to the Company in connection with incentive stock options (ISOs), non-qualified stock options (NQSOs), SARs, restricted stock, RSUs, phantom stock and performance awards are complex and depend, in large part, on the surrounding facts and circumstances. This summary does not constitute legal or tax advice and does not address state, local, or foreign income or employment tax consequences. A participant should consult with his or her tax advisor regarding the taxation of awards under the Plan.

Under current federal income tax laws, a participant will generally recognize income with respect to grants of stock options, SARs, restricted stock, RSUs, phantom stock, and performance awards as follows:

Stock Options. Stock options may be granted in the form of ISOs or NQSOs. ISOs are eligible for favorable tax treatment under the Code. To meet the Code requirements, the maximum value of ISOs that first become exercisable in any one year (determined as of the dates of grants of the ISOs) is limited to $100,000. Under the Code, participants do not realize compensation income upon the grant of an ISO or NQSO. At the time of exercise of a NQSO, the participant realizes compensation income in the amount of the difference between the grant price and the fair market value of the Company stock on the date of exercise multiplied by the number of shares for which the option is exercised. At the time of exercise of an ISO, no compensation income, however, is recognized, but the difference between the grant price and the fair market value of the Company stock on the date of exercise multiplied by the number of shares for which the option is exercised is an item of tax preference which may require the payment of alternative minimum tax. The tax basis for determining capital gain or loss from the sale of stock acquired pursuant to a NQSO is the fair market value of the stock or the date of exercise. If the shares acquired on exercise of an ISO are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on sale over the exercise price is taxed as capital gains. If the shares acquired on exercise of an ISO are disposed of, including disposition by gift, within two years after grant or one year of exercise, the holder realizes compensation income equal to the excess of the fair market value of shares on the date of exercise over the exercise price. Additional amounts realized are taxed as capital gains. The Company generally is entitled to a deduction under the Code at the time and equal to the amount of compensation income realized by the holder of an option under the 2023 Omnibus Plan.

Compensation income realized on the exercise of an NQSO is subject to Federal Insurance Contributions Act (FICA) tax. An ISO is not subject to FICA tax on grant, vesting, or exercise, and any shares acquired pursuant to an ISO are not subject to FICA tax on the sale of such shares, regardless of whether the sale is considered a qualifying or disqualifying disposition.

SARs. At the time of exercise of a SAR the participant realizes compensation income on the appreciation in value of a share of stock from the grant date until the date the SAR is exercised. The Company generally is entitled to a deduction under the Code at the time and equal to the amount of compensation income realized by the holder of a SAR under the 2023 Omnibus Plan. Compensation income realized on the exercise of a SAR is subject to FICA tax.

RSUs or Phantom Stock. Upon the settlement of RSUs and phantom stock, the participant realizes compensation income on the amount paid and value received with respect to the RSU or phantom stock. The Company accrues a corresponding deduction. The compensation income realized with respect to RSUs and phantom stock are subject to FICA tax upon vesting.

Restricted Stock. Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the participant recognizes as income the fair market value of restricted stock on the vesting date when the restriction period ends. The Company is entitled to a corresponding tax deduction and the compensation income realized with respect to restricted stock subject to FICA tax at the same time. The value of the stock on the vesting date becomes the participant’s tax basis for determining subsequent capital gain or loss on the sale of the stock. If the participant makes an election under Section 83(b) of the Code within 30 days of the grant date, the participant will have the fair market value of restricted stock taxed to him or her at the time of grant. In this event, the participant realizes no income on the vesting date when the restrictions lapse. The participant’s tax basis in the stock, for determining capital gain or loss upon the subsequent sale of the stock, is the fair market value of the stock on the date of grant. In this event, the Company accrues a tax deduction equal to the amount of income realized by the participant on the grant date, and the participant does not accrue a tax deduction or benefit in the event the stock is subsequently forfeited.

Performance Awards. Cash payments pursuant to performance awards are taxable as compensatory income to a participant when paid and the Company accrues a corresponding income tax deduction in this amount. The compensation income is subject to FICA tax.

Sections 280G and 4999 of the Code

A 20% excise tax is imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code) on participants who receive certain payments in connection with a change of control of the Company, and the Company cannot deduct such payments. It is possible that the value of accelerated vesting and lapse of restrictions on awards could constitute golden parachute payments and that (i) the value of the acceleration could be subject to the excise tax, (ii) this could cause other change of control parachute payments to be subject to the tax, and (iii) in this event, the Company would not be able to deduct these items for income tax purposes.

Section 409A of the Code

The Compensation Committee will administer and interpret the 2023 Omnibus Plan and all award agreements in a manner intended to qualify for an exemption or to satisfy the requirements of Section 409A of the Code, so as to minimize the risk of any adverse tax results thereunder to a holder of an award. If any provision of the 2023 Omnibus Plan or any award agreement would result in such adverse consequences, the Compensation Committee may amend that provision or take other reasonably necessary action to minimize the participants’ risk of any adverse tax results. No such action shall be deemed to impair or otherwise adversely affect the rights of a holder of an award under the 2023 Omnibus Plan.

New Plan Benefits

The number and types of awards that will be granted in the future under the 2023 Omnibus Plan are not determinable, as the Compensation Committee will make these determinations in its sole discretion. No awards granted under the 2023 Omnibus Plan before the date of the Annual Meeting have been made subject to shareholder approval of the 2023 Omnibus Plan.

Vote Required for Approval

The affirmative vote of a majority of the shares entitled to vote on this proposal and represented in person or by proxy at the Annual Meeting is required to approve the 2023 Omnibus Plan.

The Company’s Board recommends a vote FOR the 2023 Omnibus Stock and Performance Compensation Plan.

V. EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The Compensation Committee believes that the skill and dedication of executive officers and other management personnel are critical factors affecting the Company’s long-term success in meeting its objectives and fostering growth and profitability. In support of this, compensation programs have been designed to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders.

The Compensation Discussion and Analysis (CD&A) describes, in detail, the Company’s executive compensation philosophy and programs provided to named executive officers as they are determined under SEC rules. For 2022, named executive officers, as determined and designated by the Company, included the following individuals:

Name	Title in Fiscal 2022
Eric H. Brunngraber (1)	Chairman and CEO
Martin H. Resch (1)	President and COO
Michael J. Normile	Executive Vice President and CFO
James M. Cavellier	Executive Vice President, Chief Information Officer (CIO)
Dwight D. Erdbruegger	President, Cass Commercial Bank

1)	Mr. Brunngraber served as the Company’s President until January 25, 2022 when the Board appointed Mr. Resch as President. On February 16, 2023, as part of a planned succession process, the Board appointed Mr. Resch to serve as the Company’s CEO, in addition to his role as President, effective April 18, 2023. Mr. Brunngraber will retire as CEO, effective as of April 18, 2023, and will remain with the Company as Executive Chairman to support management and assist with the transition. If elected at this Annual Meeting, Mr. Brunngraber is also expected to continue as Chairman of the Board.

The overall compensation program is designed to result in compensation that is commensurate with Company and individual performance. The Company believes that high levels of performance should yield compensation that is competitive externally and equitable internally. The Compensation Committee periodically assesses the Company’s compensation programs to confirm incentives are in place to retain key management talent, reward attainment of longer-term objectives, and assure these programs do not encourage risky behavior on the part of individuals or the executive management team.

In order to assure executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation in its entirety before determining any adjustments to specific compensation components. In this process, the Compensation Committee primarily considers the value of cash and incentive equity compensation. Benefits, such as perquisites, and the calculated values of any retirement benefits provided under the Company’s defined benefit, defined contribution and supplemental retirement plans are also considered, though these elements are given less weight. Gains from prior equity incentive awards are also given less weight, as these were awards earned and granted based on prior performance.

For fiscal 2022, the components of total direct compensation (TDC) for the named executive officers and their purposes were as follows:

Compensation Element	Fixed/ Variable	Key Features	Purpose
Base Salary	Fixed	Reviewed by Compensation Committee annually Varies with experience, duties and scope of responsibility	Provides a base level of fixed pay to attract and retain executives that is internally equitable and externally competitive
Profit-Sharing Bonus	Variable

Paid two times a year, based on a pool of funds set at 22.5% of net income after taxes (NIAT), providing bonuses to all employees unless specifically excluded due to their employment class or failure to meet minimum performance expectations

CEO is eligible to receive from 3.5% to 5.5% of the total pool of funds available for distribution depending on the change in NIAT, not to exceed 70% of base salary

Other named executive officers receive amounts based on change in NIAT and individual performance not to exceed 60% of base salary of any officer

Provides annual incentive opportunity and rewards employees for overall Company and individual performance
Long-Term Incentive Equity Compensation	Fixed Variable

Granted annually with 3-year cliff vesting

CEO target = 125% base salary;

Other named executive officer target = 70-100% base salary

40% time-based restricted stock/units

60% performance-based restricted stock

Encourages retention through a 3-year cliff vesting period

Supports achievement of Company's longer-term financial goals of sustained earnings per share (EPS) growth and target return on equity (ROE)

Aligns interests of executives with shareholders

The charts that follow show the percentages of each component of TDC paid to the CEO and the average percentages of each of the TDC components paid to the other named executive officers for fiscal 2022:

Based on the market data provided by Pay Governance, an independent third-party compensation consultant, as part of the annual review of executive compensation, the Committee believes the composition of TDC for named executive officers is in alignment with companies of a similar size and in similar industries as the Company. For 2022, approximately 65% of the CEO’s TDC was in the form of performance-based profit-sharing, to emphasize the importance of annual profitability, and LTIC, to emphasize the importance of long-term strength, profitability and growth in the value of the Company’s common stock.

In its determination of the level, composition and administration of executive compensation, the Committee understands the importance of aligning executive compensation with the performance of the Company, the long-term interests of its shareholders and in promoting good corporate governance. It therefore employs the following best practices:

•	Pay for performance – The profit-sharing plan provides annual cash bonuses directly tied to earnings. The LTIC grants are comprised of 60% performance-based awards based on the achievement of preset EPS and ROE performance targets over a three-year performance period.
•	Caps on short and long-term bonuses – Short-term profit-sharing bonuses are capped at 70% of base salary for the CEO and 40% to 60% of base salary for the other named executive officers. The maximum amount of performance-based LTIC awards ultimately earned is capped at 150% of the target award, and no performance-based LTIC awards are earned if performance falls below the threshold achievement level.
•	“Clawback” policy – The Compensation Committee has the right to rescind, revoke or adjust any profit-sharing bonus or LTIC awards if there is a material restatement in financial results and the named executive officers received incentive compensation based on the erroneous data.
•	Stock ownership guidelines – The CEO must receive approval from the Lead Director of the Board before selling shares of the Company’s stock, and the other named executive officers must consult with the CEO and CFO, who further consult with the General Counsel, before selling shares of the Company’s common stock. Except for special circumstances, such as financial hardship, approval to sell would not be given if such sale would result in holdings of less than five times base salary in the case of the CEO and less than three times base salary in the case of the other named executive officers.
•	“Double trigger” of LTIC vesting due to change of control – LTIC grants will only result in accelerated vesting if a change of control results in termination of employment.
•	No long-term employment agreements – All executives are hired “at-will” and there are no long-term employment arrangements that provide for compensation beyond an employee’s termination date. The only payments beyond termination date are payments from one of the Company’s retirement plans and allowable vesting of LTIC awards upon certain conditions.

•	No dividends paid on unearned LTIC – There are no dividends paid or accrued on unearned performance-based awards until such time the awards are earned and settled. Any dividends declared on unearned time-based awards will be retained by the Company until such awards are earned.
•	No tax gross-ups – There are no automatic tax gross-ups on any form of compensation provided to the CEO or any other executive officer.
•	Insider trading and other prohibitions - all named executive officers are expressly covered by the Company’s policies prohibiting insider trading, short selling, and hedging transactions in Company stock. More detailed information about the Cass anti-hedging policy are included in Restrictions on Hedging below.

In keeping in mind transparency and best practices for pay-for-performance and shareholder alignment in its executive compensation programs, the Committee has designed executive compensation to avoid rewarding executives for taking excessive and unnecessary risk, providing guaranteed compensation increases and employment terms, rewarding executives for underperformance, and paying dividends on unearned performance-based equity awards.

Committee Review of Executive Compensation

For the past several years the Compensation Committee has retained Pay Governance to conduct an annual review of executive compensation.  Pay Governance provides the Committee with external market data on the executive compensation levels, mix and design of companies of a similar size and in similar industries as the Company. During 2021, for pay decisions for fiscal year 2022, the Company reviewed survey and proxy data from a broad range of industries rather than a specific compensation peer group.

Given the Company’s unique operating structure with operations in banking, fintech and business services there has traditionally been a lack of sufficient benchmarks for evaluating the competitiveness of executive compensation at the Company. However, Pay Governance and the Compensation Committee determined that a representative compensation peer group was feasible to develop in 2022 given the increased availability of publicly traded banks with diversified business models (i.e., banks with additional business operations beyond traditional lending) and the emergence of a number of publicly traded fintechs in 2021. The use of a consistent compensation peer group across the named executive officer group was preferred by the Compensation Committee as it provides transparent, line-by-line data for each peer company and the ability to review industry trends and compensation design practices on a year-over-year basis.

As such, Pay Governance developed and the Compensation Committee approved a single peer group for evaluating executive compensation in 2022. The following 21 U.S.-based, publicly traded companies were selected using the following criteria:

•	Banks with Diversified Business Models: Community Banks or Diversified Financial Services companies with revenue generating business operations beyond traditional lending or those with a fintech focus. Financial screening criteria included assets ranging from 0.5x to 4.0x the Company, market capitalization ranging from 0.2x to 5.0x the Company, and a ratio of market capitalization to book value of greater than 1.0x.
•	Financial Technology/Business Services: Companies in the Payments/Transaction or Data Processing industries. Financial screening criteria included revenues ranging from 0.5x to 3.75x the Company and market capitalization ranging from 0.2x to 5.0x the Company.

Banks with Diversified Business Models (n=14)		Financial Technology / Business Services (n=7)
Alerus Financial Corporation The Bancorp, Inc. Business First Bancshares, Inc. Coastal Financial Corporation Esquire Financial Holdings, Inc. First Bancorp First Financial Corporation	First Internet Bancorp Heritage Commerce Corp Live Oak Bancshares, Inc. Metropolitan Bank Holding Corp. MVB Financial Corp. Pathward Financial, Inc. Triumph Bancorp, Inc.	Benefitfocus, Inc. Cantaloupe, Inc. Cardlytics, Inc. EVERTEC, Inc. i3 Verticals, Inc. Priority Technology Holdings, Inc. Repay Holdings Corporation

The compensation peer group consists two-thirds of banks with diversified business models and one-third of technology/business services companies. The intent was to ensure that the mix was tilted toward the banking-industry companies to recognize the strong alignment with the Company’s unique business model. The Committee intends to continue to monitor the market for additional comparable banks for inclusion in the peer group.

For the review of executive compensation in 2022 in preparation for the Compensation Committee’s 2023 compensation recommendations, Pay Governance provided market data that consisted of annual salary, short-term incentives, and long-term incentives. Pay Governance’s market data was based primarily on proxy-disclosed information from the compensation peers, as detailed above. Size-adjusted survey data published by Mercer was used for staff roles in the absence of robust position-specific data from the compensation peer group.

It is the Compensation Committee’s philosophy that performance, more than evaluating market compensation levels alone, should drive executive compensation levels. The Compensation Committee reviews market data to gain a better understanding of general compensation practices within the market.  However, the Compensation Committee takes into account a number of other considerations when making compensation decisions, including individual and Company performance, experience, and scope of responsibilities of the executive officers, desire to retain key personnel and the Company’s objective to maintain internal pay equity.

The Compensation Committee determines base salary and incentive compensation adjustments for the CEO and other executive officers, subject to Board approval.  In evaluating compensation adjustments for the executive officers other than the CEO, the Compensation Committee gives consideration to the CEO’s recommendations concerning each executive’s performance and related salary and incentive stock levels. Cash bonuses for the CEO and executive officers are allocated in accordance with the Company’s Board-approved profit-sharing program, as further described in Profit-sharing Bonus below.

Shareholder Feedback on Say on Pay

The Compensation Committee also considered the results of the advisory vote on the “say-on-pay” proposal presented to shareholders at the 2022 Annual Meeting of Shareholders. Shareholders expressed significant support for the compensation program offered to the Company’s named executive officers, with approximately 97% of votes cast in favor. Accordingly, the Compensation Committee made no direct changes to the overall mix of compensation to named executive officers and the Company’s compensation philosophies generally. The Committee will continue to consider the results of shareholders’ advisory votes on executive compensation when making decisions about the Company’s executive compensation program.

Role of the Compensation Committee’s Independent Consultant

For a number of years, the Compensation Committee retained the services of Pay Governance as a compensation consultant to provide independent counsel and advice on executive compensation matters. In 2022, Pay Governance reviewed the Company’s historical market pricing approach and pay philosophy, developed a single compensation peer group, and provided a competitive market assessment of executive compensation levels for the Committee’s review.

Pay Governance attends Compensation Committee meetings upon request. While the Compensation Committee considers input from Pay Governance when making compensation decisions, the Compensation Committee’s final decisions reflect many factors and considerations.

The Compensation Committee annually reviews the independence of its compensation consultant. The Compensation Committee considered the Company’s relationship with Pay Governance, assessed the independence of Pay Governance pursuant to Nasdaq and Exchange Act rules, and concluded that there are no conflicts of interest that would preclude Pay Governance from independently representing the Compensation Committee.

Executive Summary of Results

The Company posted revenue of $182.5 million in fiscal 2022, up 18.4% from the prior year, primarily due to an increase in transportation and facility dollar volumes processed and rising interest rates. Net income was $34.9 million, and diluted EPS was $2.53 per share, increases of 22.0% and 26.5% from the prior year, respectively.

The Company continues to operate profitably, posting a 1.35% return on average assets and 16.53% return on average equity. The Company’s common equity Tier 1 capital ratio was 12.80% at December 31, 2022, significantly exceeding regulatory requirements. In addition, the Company has maintained exceptional credit quality with non-performing loans to total loans of 0.11% at December 31, 2022 and no loan charge-offs during the year ended December 31, 2022.

The Company’s solid capital and liquidity positions, combined with ongoing earnings, are expected to continue to allow for investment in strategic opportunities when they become available, in addition to return of capital to shareholders. The Company delivered $20.7 million in dividend payments and share repurchases during 2022. The Company continues to invest in the technology, processes, and people required to support its multi-national customer base.

Elements of Compensation

The key elements of the Company’s executive compensation program include base salary, annual cash bonus awards distributed pursuant to the Company’s profit-sharing program, and LTIC equity awards. A description of these elements and the Company’s benefit plans and perquisites is included below.

Base Salary

Salaries are established for executive officers by balancing both internal and external factors. Internal equity is determined through comparison with other executives within the Company, taking into account the scope of responsibilities, performance, skills, and experience. Similarly, the Compensation Committee considers external data to validate competitiveness and reasonableness in the marketplace. Considerable weight is given to performance of the individual and his or her associated operating unit, taking into account factors such as revenue growth, cost efficiencies, technological advancements, and leadership. Specific individualized targets and quantitative performance measurements are not utilized. Base salaries are designed to attract and retain high levels of expertise and talent. The Compensation Committee reviews salaries of the CEO and other executive officers at the beginning of each fiscal year. The Compensation Committee determines any adjustments to the CEO’s salary and gives consideration to the CEO’s recommendation regarding adjustment to executive officer salaries, based on the criteria referenced above.

The Compensation Committee believes that base salary increases for 2022 were reflective of the 2021 performance of individuals and individual operating units and competitive forces projected by the external market. The increases in base salary levels for all named executive officers except Mr. Resch were effective April 2022. Mr. Resch’s salary increase reflects his promotion from Executive Vice President to President on January 25, 2022. The increases were as follows:

Name	Salary Increase
Eric H. Brunngraber	6.5%
Martin H. Resch	20.0%
Michael J. Normile	6.7%
James M. Cavellier	5.0%
Dwight D. Erdbruegger	5.0%

Profit-Sharing Bonus

The Company is unique in having a company-wide, cash-based profit-sharing program which has been in existence since 1968. These cash bonuses are paid to all eligible employees of the Company and its subsidiaries, according to the profit-sharing program approved by the Board. The purpose of this program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. The profit-sharing program is funded and paid semi-annually based on a target of 22.5% of the Company’s profits after taxes. As such, all cash bonuses paid by the Company are capped and are available only when, and to the extent that, the Company is profitable overall.

Total profit-sharing funds are divided into pools to be distributed among various employee groups, including the CEO, executives, exempt and non-exempt staff.

The CEO is eligible to receive a percentage ranging from 3.5% to 5.5% of the total profit-sharing funds available, with the actual amount paid, based on a percentage change in NIAT from the prior year of -20% to +20% or greater, respectively, subject to a maximum allowable distribution to the CEO of 70% of his base salary. The Compensation Committee believes this formula aligns compensation received by the CEO and Company performance by providing a higher payout for increased profits, based on both an increase in the total profit-sharing pool and an increase in the percentage of the pool received by the CEO, and a lower payout for decreased profits, based on both a decrease in the total profit-sharing pool and a decrease in the percentage of the pool received by the CEO. The Committee believes that the allocation of profit-sharing funds to the CEO maintains internal equity and results in a competitive pay package.

The executive officer profit-sharing pool ranges from 6% to 10% of the total profit-sharing funds available for distribution based on a change in NIAT of -20% to +20% from the prior year. While the size of the executive officer profit-sharing pool is dependent on the overall size of the pool and change in NIAT, the individual distributions have historically been, and for fiscal 2022 were, based on a subjective assessment of each executive’s performance, taking into consideration factors such as performance of each individual and each executive’s associated operating unit. When conducting his evaluation of an executive’s performance, the CEO considers factors such as revenue growth, cost efficiencies and technological advancements within the executive’s operating unit, and leadership skills and other accomplishments during the fiscal year. Consideration is also given to profit-sharing payments that an individual has received in the past as well as those received by other named executive officers, in order to help achieve internal compensation equity.

The percentages of the total profit-sharing pool available to the CEO and other named executive officers have been set to result in payments that generally correlate to targeted salary percentages for the CEO and other named executive officers. The target percentage of base salary to be received by the CEO at target change in NIAT was 45% and could range from 0% to a maximum of 70%. The target percentage of salary at target change in NIAT for the other executive officers was 40%, with a range of 0% to a maximum of 45% in the case of Mr. Cavellier; 0% to a maximum of 50% for Messrs Normile and Erdbruegger; and 0% to a maximum of 60% for Mr. Resch. The targeted percentage salary ranges for the CEO and other named executive officers have, for the most part, been in place since the Company’s profit-sharing program was established. These ranges were established based on the following factors: (i) the goal to maintain internal equity that reflects the responsibilities of the position relative to other positions within the Company;

(ii) the objective to provide incentive compensation that is adequate to attract and retain talent, validated through the Company’s recruitment efforts and periodic review of general marketplace survey data; and (iii) the desire to minimize overly risky compensation practices in line with the Company’s conservative risk profile.

The target salary percentage payouts and the distributions made to the CEO and other named executive officers are regularly reviewed by the Compensation Committee in accordance with the factors noted above. The Compensation Committee has determined that fiscal 2022 profit-sharing payments resulting from the methodology described above fall in line with the Company’s compensation philosophies and objectives and reflect the Company’s emphasis on performance-based compensation.

Fiscal 2022 bonuses were paid in August 2022 and February 2023, respectively. The increase in NIAT for 2022 compared to 2021 was 22.0%, resulting in the CEO receiving a distribution of 6.0% of the profit-sharing pool for the year, with the payment made in August 2022 based on the funds available through June 30, 2022 and the balance paid in February 2023 based on the funds available for the year ended December 31, 2022. The total profit-sharing pool for the year ended December 31, 2022 was $7,853,400 and resulted in the CEO receiving a total 2022 profit-sharing payment of $469,800, or 57.6% of his 2022 base salary.

The total amount of the executive officer profit-sharing pool was also based on a 22.0% increase in NIAT for the year ended December 31, 2022 over the year ended December 31, 2021, and equaled 11.1% of the total profit-sharing pool. A payment was made in August 2022 based on the results through June 30, 2022, with the balance paid in February 2023 based on the results for the year ended December 31, 2022. As noted above, the amount of the executive officer profit-sharing pool allocated to individual executive officers, other than the CEO, primarily results from the change in NIAT. In addition, individual distributions were ultimately based on a performance evaluation, conducted by the CEO, considering internal equity among the executive officers and other individual performance factors, including:

•	Michael J. Normile: overall stewardship of corporate financial processes, reporting, and controls.

•	Martin H. Resch: leadership and growth of the Company’s Banking Services, Transportation Information Services and Expense Management business units.

•	Dwight D. Erdbruegger: ongoing growth of the Company's banking subsidiary while maintaining excellent credit quality.

•	James M. Cavellier: leadership and ongoing development of the Company’s technology vision and strategic plan to ensure effective, efficient and secure systems and technologies.

Profit-sharing awards for 2022 represented an average of 44.4% of base pay for the named executive officers, other than the CEO.

Long-Term Incentive Compensation

The objectives of the LTIC program are to provide an incentive which aligns executive officers’ interests with those of shareholders, assist in recruiting, encourage retention, and reward executive officers for the Company’s success.

LTIC has been awarded to various members of the Company’s management team, including all named executive officers in accordance with the Prior Plan that has been maintained by the Company since last amended and approved by shareholders in 2013. The Prior Plan will terminate in accordance with its terms on April 17, 2023. On February 16, 2023, the Board adopted the 2023 Omnibus Plan to replace the Prior Plan, and shareholders are being asked to approve the 2023 Omnibus Plan at the 2023 Annual Meeting. See Approval of the 2023 Omnibus Stock and Performance Compensation Plan – Proposal 4 in this Proxy Statement for more information. The Company will maintain its current LTIC program for named executive officers and other members of the Company’s management team in accordance with the terms of the 2023 Omnibus Plan, subject to shareholder approval.

LTIC awards for named executive officers consist of 40% time-based restricted stock or restricted stock units (RSUs) that cliff vest in three years from the date of grant and 60% performance-based restricted stock that vests three years from the date of grant with amounts earned, if any, based on the Company’s achievement of EPS and ROE performance targets for the prospective three-year performance period. The ultimate number of performance-based shares earned will range from 0% to 150% of the target award based on the Company’s achievement of EPS and ROE performance goals, with no performance-based awards being earned if threshold performance targets are not met.

The Committee believes that time-based awards reinforce the Company’s long-term objectives, serve as a retention incentive and reward the appreciation of the Company’s common stock price. The Committee believes that performance-based restricted shares incentivize the named executive officers to meet or exceed the Company’s long-term ROE and EPS targets. The LTIC program contains a retirement provision, which allows participants age 65 or older, with at least five years of service, to continue to vest in previously awarded grants after retirement. Due to this provision, and to delay the early taxation of the time-based restricted stock, the Company allows participants who are age 62 or older, and will have 5 years of service upon vesting, to elect to receive RSUs in lieu of the time-based restricted stock.

The value of target LTIC awards is set at 125% of base salary for the CEO and 70% of base salary for the other named executive officers. In conjunction with Mr. Resch’s promotion to President in January 2022, the value of Mr. Resch’s target LTIC awards was increased to 100% of base salary. The target values are based, in part, on market data provided by Pay Governance and also considered historical grant levels, overall TDC targets and the Company’s desire to incentivize performance. The number of shares granted to an executive officer is determined by dividing the officer’s target LTIC award dollar value by the fair market value of the Company’s common stock using the closing stock price as reported on the Nasdaq on the grant date. Of the resulting number of shares, 40% of the shares are issued in the form of time-based restricted stock or RSUs, and 60% of the shares are issued in the form of performance-based restricted stock that are earned depending on the Company’s achievement of goals over the prospective three-year performance period.

The Committee selected growth of EPS and average ROE as the basis for awarding performance-based restricted stock because these are two key measurements used by the Company to measure the long-term growth and strength of the Company. The target levels of performance for each measurement were established based on the ongoing performance level that is expected by the Board, with the threshold representing the minimum acceptable level to earn any additional compensation and the maximum as the level of performance that would be considered an exceptional achievement. These pre-established targets are scheduled for a comprehensive review at least every three years and may be reviewed and adjusted earlier if current business conditions dictate a review is needed.

The performance goals for the 2022 performance-based grants are as follows, and performance-based restricted stock will be earned if and to the extent the goals are met at the end of the three-year performance period ending on December 31, 2024:

	Percent of Target Performance-Based Shares Earned
	50%	100%	150%
Factor	Threshold	Target	Maximum
EPS annual growth	0%	8%	16%
Average ROE	7%	11%	15%

The EPS growth goal, as shown in the table above, represents a compounding annual growth rate over a base year EPS, which is the year preceding the beginning of the three-year performance period. The EPS performance goals established for each three-year performance period will be presented as a dollar value based on these EPS growth percentages. The ROE goal presented in the table above will be based on the average ROE over the three-year performance period.

To provide an equal balance between profitability and growth, each factor will be weighted 50% to determine the total percentage of performance-based restricted stock earned. For each factor, target performance would result in 100% being earned related to that factor, performance at threshold would result in 50% being earned and maximum or higher performance would result in 150% being earned. Any performance below threshold would result in 0% earned related to that performance factor. Vesting percentages for performance that falls between threshold and target or target and maximum will be prorated between the respective vesting percentages. The percentage earned for each factor will then be multiplied by the 50% weighting and added together to determine the total percentage earned. The number of performance-based shares ultimately earned will then be determined by multiplying the number of performance-based shares granted at the beginning of the performance period by the total percentage earned, rounded to the nearest whole share.

Achievement of performance goals for performance-based restricted stock shall be determined based on generally accepted accounting principles and may be adjusted for extraordinary items as determined by the Company’s Board. Extraordinary items shall mean unusual and/or non-recurring items, including but not limited to: restructuring or restructuring-related charges, gains or losses attributable to the disposition of a business or major asset, resolution and/or settlement of litigation and other legal proceedings or any other such income or expense related item that the Board has determined to be of an unusual or extraordinary nature and not under the reasonable control of the Company’s management.

The terms of the LTIC awards are set forth in a restricted stock or RSU award agreement entered into with each executive officer at the time of grant. Time-based restricted stock carries voting and dividend accrual rights and cliff vests on the three-year anniversary of the grant date. Time-based RSUs are settled in shares of common stock on the three-year anniversary of the grant date, have no voting rights, and dividends accumulate over the restriction period and will be paid upon vesting. In the event of disability or death of the named executive officer, time-based restricted stock and RSU awards vest immediately and performance-based restricted stock awards vest under the original terms of the agreement. There are no dividends paid or accrued on unearned performance-based awards until such time as the awards are earned and settled. In the event of a change of control and termination of service of the named executive officer, all restricted stock awards vest immediately with performance-based restricted stock awards vesting at the target performance level. LTIC awards are not re-priced, in accordance with the Company’s long-standing practice.

The Company does not allow the grant of awards to be timed with the release of material non-public information such that it would have an effect on the exercise price that would benefit the executive. The dollar value of LTIC awards granted to named executive officers and other eligible participants in 2022 was approved by independent Board members. Generally, this occurs at the January Board meeting and the grant date is approximately two days subsequent to the January Board meeting.

Outstanding Performance-Based LTIC Awards at Fiscal Year-End

At December 31, 2022, performance-based LTIC awards with respect to the 2021 to 2023 and 2022 to 2024 performance periods were still outstanding and have not yet been earned. Grants for these named executive officers are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table in the year of grant. The performance-based restricted stock grants relating to the 2021 to 2023 and 2022 to 2024 performance periods vest based on cumulative EPS goals and average ROE goals as described in this Long-Term Incentive Compensation section of the CD&A. If earned, these LTIC grants will be paid in the form of immediately vested shares of common stock.

Stock Vested in 2022

Performance-based LTIC awards of restricted stock were granted on January 31, 2019 vested on January 28, 2022, following the end of the three-year performance period on December 31, 2021. Actual results for EPS and ROE are as follows for the years ended December 31, 2019, 2020, and 2021, respectively, that determine the vesting percentage of the performance-based restricted shares.

Performance Measurement	2019 Actual	2020 Actual	2021 Actual
EPS	$2.07	$1.73	$2.00
ROE	12.86%	10.23%	11.29%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2019 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$5.80	$6.09	$7.12	$8.25	0.0%
Average ROE	11.46%	7%	11%	15%	105.8%
Total achievement					52.9%

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2019 performance-based LTIC awards resulted in a percentage of 52.9% of the target number of performance-based restricted stock.

The number of shares of both time-based and performance-based awards that vested on January 28, 2022 for each named executive officer, adjusted for stock dividends during the performance period, are as follows:

	Vested Time- Based	Performance-Based Restricted Shares
Name	Restricted Shares	Target Granted	Vested at 52.9%
Eric H. Brunngraber	6,519	9,778	5,173
James M. Cavellier	1,426	2,139	1,132
Dwight D. Erdbruegger	1,540	2,310	1,222

Messrs. Resch and Normile joined the company in 2020 and 2021, respectively, and are therefore excluded from the table above as they were not employed at the time the 2020 and 2021 LTIC awards (as applicable) were made. For each of the named executive officers included in the table above, all time-based awards were made in the form of restricted stock.

Clawback Policy

The Company maintains a clawback policy that allows the Compensation Committee to rescind, revoke, adjust, or otherwise modify any performance-based awards granted that would have been lesser if calculated based on the restated results. The rescission, revocation, adjustment or modification of awards is at the sole discretion of the Compensation Committee and the Board of Directors and will be made consistently for all recipients for the restatement year, whether or not the recipient participated in conduct which led to the restatement.

Restrictions on Hedging

The Company’s restrictions on hedging common stock of the Company are incorporated within the Insider Trading Policy, which restricts directors, executive officers and other senior level employees who have access to material nonpublic information from engaging in short-term transactions involving the Company’s common stock. This includes short sales, purchasing on margin, or engaging in any transactions to hedge or offset any decrease in the market value of the Company’s common stock at any time.  In addition, pursuant to the Company’s stock ownership guidelines, no executive officer may sell shares of the Company’s common stock without prior approval of the CEO and CFO, and in the case of sales of shares by the CEO the approval of the Lead Director of the Board is required.

Defined Benefit and Defined Contribution Retirement Plans

Retirement Plan for Employees of Cass Information Systems, Inc.

The Company provides a noncontributory defined benefit retirement plan to eligible employees, including named executive officers, under the Retirement Plan for Employees of Cass Information Systems, Inc. Effective December

31, 2016, this plan was closed to all new participants, including any named executive officers hired following that date. Effective February 28, 2021, the Company froze all future benefit accruals associated with this plan.

Upon retirement, participants in this tax qualified defined benefit plan will begin to receive monthly payments equal to 1/12 of the sum of: (i) 0.9% of final average earnings multiplied by the number of years of service, plus (ii) 0.5% of final average earnings in excess of covered compensation multiplied by years of service.

Final average earnings are defined as the average annual total compensation for the five consecutive years of highest earnings during the last 10 years of employment prior to the Company freezing the plan. Covered compensation is defined as the average of the maximum social security taxable wage bases in effect for each calendar year during the 35-year period, ending with the year in which retirement age is attained under the Social Security Act. Earnings covered by the plan equal W-2 earnings, excluding stock-based compensation and other excludable fringe benefits and including any amounts deferred under the Company’s 401(k) plan and Section 125 plan, up to the maximum IRS limit of $305,000 in 2022. Service for benefit accrual purposes is the period beginning on the date of participation in the plan and ending on the severance date.

Normal retirement age under the plan is 65 with five years of vesting service. Early retirement eligibility is age 55 with five years of vesting service. Benefits for early retirement under the defined benefit pension plan would be calculated under the formula described above based on final average earnings and years of service as of the date of retirement, reduced by (i) 5/9 of 1% for each month by which the early retirement date or the first day of the month coinciding with or next following the 60th birthday, whichever is later, precedes the normal retirement date, and (ii) 5/18 of 1% for each month, if any, by which the early retirement date precedes the first day of the month coinciding with or next following the 60th birthday. Postponed retirement benefits are an amount equal to the greater of (i) the normal retirement benefit determined in accordance with the above formula using service and final average earnings through the postponed retirement date, or (ii) the actuarial equivalent of the normal retirement benefit on the postponed retirement date. The normal form of benefit is a straight-life annuity with 120 months guaranteed.

Cass Information Systems, Inc. 401(k) Plan

The Company provides defined contribution retirement benefits to eligible employees, including named executive officers, under the Cass Information Systems, Inc. 401(k) Plan. Eligible employees may enter the plan at the first of the month following one month of service. Employees may voluntarily defer the maximum level allowed by the Internal Revenue Service (IRS), which was $20,500 for 2022, plus an additional $6,500 catch-up contribution for employees age 50 or older.

Prior to March 2021, for employees that participated in the Company’s defined benefit retirement plan, as described above, the Company matched 50% of the first 3% of employee contributions, subject to IRS limitations. For employees that were not eligible to participate in the Company’s defined benefit retirement plan (generally starting employment at the Company subsequent to December 31, 2016), as described above, the Company provided a 3% contribution to the employee’s 401(k) and matched 50% of the first 6% of employee contributions, subject to IRS limitations. Upon freezing future benefit accruals under the Company’s defined benefit retirement plan on February 28, 2021, all employees eligible for the 401(k) Plan receive the same 3% contribution and 50% of the first 6% of employee contributions. The longer-term employees, previously eligible for the defined benefit retirement plan, will also receive an additional 3% contribution until a target date of December 31, 2023. All employee contributions vest immediately. Company contributions vest for each employee on the employee’s third anniversary of employment with the Company.

Cass Information Systems, Inc. Supplementary Executive Retirement Program

The Company’s benefits program also provides for the Cass Information Systems, Inc. Supplemental Executive Retirement Plan (the SERP). The SERP was designed to restore retirement benefits to key executives whose benefits are limited by the IRS under the Company’s qualified plans. Effective December 31, 2016, the SERP was closed to all new participants. There was no service cost associated with the SERP in 2022. There will be no service cost associated with the SERP in 2023.

Upon retirement, participants in the SERP will receive monthly payments equal to 1/12 of 70% of the final average earnings, reduced proportionately for length of service less than 25 years. Such amount is further reduced by the participant’s: (i) qualified retirement plan benefit; (ii) primary social security benefit; and (iii) 401(k) hypothetical annuity.

Final average earnings, normal and early retirement age, years of service, and normal form of payment are the same as under the Retirement Plan for Employees of Cass Information Systems, Inc., as described above.

Early retirement benefits under the SERP are calculated to be an annual amount equal to 70% of the final average earnings multiplied by the number of full years of service divided by 25% (not to exceed 100%), less the sum of the defined pension plan benefit, primary social security benefit, and 401(k) hypothetical annuity, reduced by 1/180 for each of the first 60 calendar months and 1/360 for each of the next 60 calendar months by which commencement of benefits precedes normal retirement date. Benefits are not increased if payment of benefits commences after the normal retirement date.

Employees are generally not eligible for benefits under the SERP if they leave the Company prior to reaching age 55, and they receive a significant increase in benefits if they remain with the Company until age 65; therefore, the Compensation Committee believes the SERP is an effective executive retention tool.

Perquisites and Other Benefits

The Company provides certain executive officers with perquisites that the Compensation Committee believes are reasonable and competitive based on the Compensation Committee’s knowledge of other companies with which the Company competes for talent. For named executive officers that joined the company prior to 2018, these perquisites include an automobile allowance and for the CEO a club membership allowance. Historically, the Company has not benchmarked or set targets for this compensation component. The perquisites’ value to the executive, as well as the incremental cost to the Company, is considered when establishing compensation levels; however, the value of this component of compensation is modest and has not been given significant weight by the Compensation Committee when establishing overall levels of executive compensation. Executive officers are eligible to receive the same health, vision, dental, disability, and life insurance benefits as are available to all other full-time employees of the Company and its subsidiaries.

Post-Employment Payments

Named executive officers do not have employment agreements, nor are there any provisions for payments following or in connection with any termination or change of control, other than for provisions that allow for SERP benefits, stock appreciation rights (SARs), and restricted stock or RSU awards to vest and/or become fully exercisable upon a change of control and subsequent termination of service, the continuation of vesting of LTIC awards allowed after retirement for those participants with five or more years of service or in some circumstances, upon disability, in accordance with their respective plans. The equity compensation termination benefits provided to the named executive officers upon retirement do not discriminate in scope, terms or operation in favor of executive officers compared to the benefits offered to all other plan participants.

The value of the SARs, restricted stock or RSU awards that would continue to vest or be exercisable, in the case of SARs, are reflected in the table Outstanding Equity Awards at Fiscal Year-End provided later in this Proxy Statement. These amounts, together with the retirement plan and SERP benefits disclosed in the Pension Benefits table of this Proxy Statement, represent the value of payments a named executive officer would have received due to retirement, resignation, death or disability, or following a change of control if their employment would have terminated on the last day of the fiscal 2022. Messrs. Resch, Normile, Cavellier and Erdbruegger are not yet eligible for the vesting of LTIC awards after retirement, as they have not met the five-year service requirement.

Federal Income Tax Deductibility Limitations

While the Compensation Committee takes into consideration the tax consequences to employees and the Company when considering types of awards and other compensation granted to executives and directors, the accounting and tax treatment of compensation generally has not been a factor in determining the amount of compensation for the named executive officers. The Compensation Committee’s primary objective is to provide compensation programs to attract and retain a high level of talented leadership, reward performance in accordance with results, provide an incentive for future performance and align Company executives’ long-term interests with those of the shareholders and therefore designs programs to achieve those objectives, even if such compensation is potentially not deductible to the Company for tax purposes.

CEO Pay Ratio

The Compensation Committee believes executive pay must be both internally equitable and externally competitive to attract and retain the talent necessary to produce exceptional financial results and value for shareholders. Cass is committed to internal pay equity and periodically reviews pay data to ensure it is both internally equitable and in line with similar positions in the external market. Due to the Company’s nature of business, a large portion of the employee population is clerical and administrative with approximately 20% of employees holding part-time positions and working less than 30 hours per week.

In calculating the CEO pay ratio, pursuant to Item 402(u) of Regulation S-K, companies are required to disclose the ratio of the CEO’s compensation to that of the median employee. The Company used the following methodology to identify the Company’s median employee for 2022:

•	Compensation data was compiled as of the last pay period in November 2022 and reflects all cash compensation paid for the period ended November 30, 2022, including payments pursuant to the Company’s profit-sharing program.
•	The compensation data represents all U.S. employees paid for the period ended November 30, 2022. This data excludes non-U.S. employees, as these employees make up less than 5% of the Company’s total employee count.
•	For employees hired or terminated during the year, compensation was annualized as of November 30, 2022 by taking total regular pay and overtime pay divided by the number of days actually worked during the period, multiplying this amount by the 238 days paid through November 30, 2022 and adding additional compensation not related to hours worked, such as any cash bonuses or other cash or like-cash awards paid during the year.
•	No adjustments were made to part-time employees’ total compensation except annualizing pay for part-time employees hired during the year, as explained above.
•	The total cash compensation by employee was then ranked from highest to lowest for all 1,357 employees, excluding the CEO. The median employee was determined to be the employee that ranked number 677 in order from lowest to highest in total cash compensation paid in 2022 for the period ended November 30, 2022.
•	The total annual compensation of the median employee was calculated in the same manner as that of the CEO for disclosure in the Summary Compensation Table of this Proxy Statement.

The SEC permits the Company to identify its median employee once every three years provided that it reasonably believes there has been no change in its employee population or compensation arrangements that would significantly affect the pay ratio disclosure. The employee selected in the fiscal 2021 calculation received a promotion during 2022, which the Company reasonably believes would result in a significant change in the pay ratio disclosure. As such, a new median employee was selected for fiscal 2022.

The Company provides the following with respect to the pay ratio for fiscal 2022:

•	The median of annual total compensation of all employees of Cass other than Mr. Brunngraber, the CEO, was $48,825;
•	The annual total compensation of Mr. Brunngraber was $2,277,000 (see the Summary Compensation Table); and
•	Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all Company employees is 46.6:1.

Elements of compensation provided to the CEO that are not included in compensation paid to the median employee include:

•	LTIC awards – included at grant date value and not earned until 2025, if at all, 60% of which are eligible to be earned only upon the achievement of performance goals.
•	Change in the value of SERP – the retirement plan available to executives that qualify, the ultimate value of which will not be paid or determined until after retirement. The amount included in compensation represents a point in time, present value measurement, from the last day of the current year from the last day of the prior year and is highly dependent on the discount rate, the value of which can fluctuate significantly from year to year. For 2022, this change did not impact the total compensation reported for the CEO in the Summary Compensation Table as the present value decreased by $1.6 million and consequentially is reported in the Summary Compensation Table as zero.
•	Automobile and country club allowances – only available to certain key executives of the Company hired before 2018.

Post-Fiscal Year Compensation Actions

Executive Compensation Comparative Data

In 2022, the Compensation Committee performed a review of executive compensation. As part of the review process, the Compensation Committee retained Pay Governance to provide comparative data on cash and total executive compensation. Data reviewed was from (i) the Financial Services sector, including the Banking industry, and (ii) the Services Sector, including the Business Services industry. Consistent with prior years and the Company’s intent not to engage in benchmarking, the Compensation Committee did not rely solely on comparative data, but did consider such elements when exercising its own judgment in determining 2023 compensation.

Base Salary

Base salary increases for 2023 were approved in January 2023 based on the factors discussed herein, including overall performance of individuals, individual operating units, corporate earnings, and overall corporate growth over the past several years. Such base salary increases were approved as follows:

Name	Salary Increase
Eric H. Brunngraber	6.1% (1)
Martin H. Resch	10.4% (2)
Michael J. Normile	5.0%
James M. Cavellier	3.3%
Dwight D. Erdbruegger	3.5%
(1)	Effective April 18, 2023, in conjunction with his transition from CEO to Executive Chairman, Mr. Brunngraber’s salary will be reduced from $865,000 to $562,000. Mr. Brunngraber will be eligible to receive an annual target profit-sharing bonus of 40% of his base salary and a long-term incentive compensation opportunity at target based on 100% of his base salary, consistent with the terms of the profit-sharing bonus and long-term incentive compensation programs described above in the CD&A, as applicable.
(2)	Mr. Resch’s salary will increase from $530,000 to $650,000, effective April 18, 2023, with his appointment as CEO. In connection with this promotion, Mr. Resch will be eligible to receive an annual target profit-sharing bonus of 45% of his base salary and a long-term incentive compensation opportunity at target based on 125% of his base salary, consistent with the terms of the profit-sharing bonus and long-term incentive compensation programs described above in the CD&A, as applicable.

Long-Term Incentive Compensation

The LTIC awards made in January 2023 were made pursuant to the Prior Plan and were comprised of 40% time-based restricted shares or RSUs and 60% performance-based restricted shares. Both the time-based restricted shares or RSUs and the performance-based restricted shares are scheduled to cliff vest three years from the grant date, subject to the terms and conditions of the awards. The number of performance-based restricted shares vesting will vary in an amount from 0% to 150% of the amount awarded based on the achievement of pre-established ROE and EPS performance goals over the three-year performance period from January 1, 2023 to December 31, 2025. The awards were granted on January 26, 2023 and were valued using the closing stock price as reported on the Nasdaq on the grant date of $48.89.

The target awards granted on January 26, 2023 to each named executive officer are detailed below.

Name	Time-Based Restricted Shares	Time- Based RSUs	Performance- Based Restricted Shares
Eric H. Brunngraber		8,846	13,270
Martin H. Resch	4,336		6,504
Michael J. Normile	1,924		2,886
James M. Cavellier	1,804		2,706
Dwight D. Erdbruegger		1,881	2,822

The LTIC awards granted on January 30, 2020 cliff-vested on January 30, 2023 after the three-year restriction period elapsed. Actual results for EPS and ROE are as follows for the years ended December 31, 2020, 2021, and 2022, respectively, that determined the vesting percentage of the performance-based restricted shares.

Performance Measurement	2020 Actual	2021 Actual	2022 Actual
EPS	$1.73	$2.00	$2.53
ROE	10.23%	11.29%	12.80%

Actual cumulative EPS and average ROE for these periods compared to the levels set in 2020 at threshold, target, and maximum performance, along with the achievement percentage for these metrics are as follows:

	Actual	Threshold	Target	Maximum	Achievement
Cumulative EPS	$6.26	$6.21	$7.26	$8.42	52.4%
Average ROE	12.68%	7%	11%	15%	121.0%
Total achievement					86.7%

As the cumulative EPS and average ROE metrics are each weighted at 50%, the total achievement for the 2020 LTIC awards resulted in a percentage of 86.7% of the target awards. The number of shares that vested on January 28, 2023 for each named executive officer are as follows:

	Vested Time- Based	Performance-Based Restricted Shares
Name	Restricted Shares	Target Granted	Vested at 86.7%
Eric H. Brunngraber	6,664	9,996	8,667
Jim M. Cavellier	1,436	2,154	1,868
Dwight D. Erdbruegger	1,493	2,239	1,941

Messrs. Resch and Normile joined the company in 2020 and 2021, respectively, and are therefore excluded from the table above as they were not employed at the time the shares were granted.

Compensation Committee Report

In the performance of its oversight function for the year ended December 31, 2022, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Lindemann, Chairman
Joseph D. Rupp
Franklin D. Wicks, Jr.

Executive Officers

Following are the names, ages and positions held by the Company’s current executive officers followed by information on compensation received or earned by the Company’s named executive officers during the periods presented.

Eric H. Brunngraber, 66, Chairman and CEO of the Company. Additional information on Mr. Brunngraber can be found in the section Election of Directors contained herein. Effective April 18, 2023, as part of a planned succession process, Mr. Brunngraber will retire as CEO and serve as Executive Chairman of the Company.

Michael J. Normile, 47, Executive Vice President and CFO. Mr. Normile, CPA, joined the Company in January 2021 as Senior Vice President of Corporate Finance and was named Executive Vice President and CFO on March 4, 2021. Prior to joining Cass, he worked for FB Corporation/First Bank for 13 years serving as the Controller starting in 2007 and the CFO since 2015. Prior to FB Corporation/First Bank, Mr. Normile spent nine years working for KPMG, LLP and was a Senior Manager in the financial services audit practice.

Dwight D. Erdbruegger, 64, President, Cass Commercial Bank. Mr. Erdbruegger joined the Company in this role in July 2018, after a 31-year career in commercial banking, the last 15 years spent with Commerce Bank. Most recently he served as chairman of CBIEF, the equipment finance subsidiary of Commerce Bank. Mr. Erdbruegger was also chief administrative officer for Commerce Bank East Group, with offices in Missouri, Indiana, Michigan, Ohio and Tennessee.

James M. Cavellier, 55, Executive Vice President and CIO. Mr. Cavellier joined the Company in this role in February 2018. Prior to joining the Company, he worked for Comerica Bank since 2001 holding various technology leadership positions ranging from strategic technology planning to operational responsibility for all technology across the U.S. Most recently, Mr. Cavellier was a domain chief information officer for payment and wealth management technologies. Prior to Comerica Bank, Mr. Cavellier held technology leadership positions with The Auto Club Group, Ernst & Young, LLP, and Electronic Data Systems.

Martin H. Resch, 57, President and COO. Additional information on Mr. Resch can be found in the section “Election of Directors” contained herein. Effective April 18, 2023 and upon Mr. Brunngraber’s retirement as CEO, Mr. Resch will become CEO in addition to his current role as President.

Matthew S. Schuckman, 49, Executive Vice President, General Counsel, and Corporate Secretary. Mr. Schuckman joined the company in this role in August 2020, after a 20-year career as a commercial and transactional attorney with the St. Louis office of Armstrong Teasdale LLP.

Summary Compensation Table

The following table includes the annual and long-term compensation of the named executive officers for all services rendered in all capacities to the Company for each respective fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric H. Brunngraber Chairman and CEO	2022 2021 2020	802,500 751,897 694,406	— — —	1,018,750 956,249 899,973	398,300 333,400 206,200	— 277,533 1,564,221	57,450 41,456 49,293	2,277,000 2,360,535 3,414,093

Martin H. Resch President and COO (5)	2022 2021 2020	475,385 400,000 58,238	213,000 162,000 16,000	479,987 280,006 150,011	— — —	— — —	30,880 70,160 25,534	1,199,252 912,166 249,783

Michael J Normile Exec Vice President and CFO (6)	2022 2021	315,000 295,673	148,000 122,000	224,023 342,481	— —	— —	27,417 23,726	714,440 783,880

James M. Cavellier Exec. Vice President, CIO	2022 2021 2020	301,375 286,569 269,556	117,200 106,000 74,250	213,495 203,374 193,932	— —	— —	24,618 22,696 21,744	656,688 618,639 559,482

Dwight D. Erdbruegger President, Cass Commercial Bank	2022 2021 2020	313,750 298,278 282,299	131,469 114,000 76,500	222,242 211,766 201,603	— — —	— — —	19,987 21,263 21,490	687,448 645,307 581,892

(1)	These amounts represent distributions under the Company’s profit-sharing program as further described in the CD&A section contained herein. Amounts paid to the CEO are reported separately as non-equity incentive plan compensation due to the fact the payments are based on pre-determined, objective targets which are communicated to the CEO prior to the performance period, the outcome of which is uncertain at the time the targets are made.
(2)	These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock and RSU awards granted in fiscal 2022, fiscal 2021, and fiscal 2020. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. Fiscal 2020, 2021, and 2022 grants consisted of 40% time-based restricted stock or RSUs, which vest in total on the third anniversary of the grant date, and 60% performance-based restricted stock that will be earned based on cumulative three-year EPS growth and average ROE goals. In all fiscal years reported, the time-based portion of the award was made in restricted stock to Messrs. Resch, Normile, and Cavellier and in RSUs to Mr. Brunngraber. Mr. Erdbruegger’s time-based awards were made in restricted stock in 2020 and RSUs in each of 2021 and 2022. The fiscal 2020 performance-based grants are based on the goals for fiscal 2020, 2021 and 2022; the fiscal 2021 performance-based grants are based on the goals for fiscal 2021, 2022 and 2023; and the fiscal 2022 performance-based grants are based on the goals for fiscal 2022, 2023 and 2024, as discussed in the CD&A. The reported grant date fair value of the fiscal 2020, 2021 and 2022 awards assume that the performance-based restricted stock will be earned at the target achievement level per the instructions to Item 402(c) of Regulation S-K. See Note 11 to the Company’s consolidated financial statements filed as part of its Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock awards granted in 2020, 2021, and 2022, respectively, for each named executive officer assuming that the maximum level of performance conditions is achieved is as follows: Mr. Brunngraber - $809,976, $860,612, and $916,851; Mr. Cavellier - $174,539, $183,024, and $192,121; and Mr. Erdbruegger - $181,426, $190,602, and $200,018. The grant date fair value of the performance-based restricted stock awards granted in 2021 and 2022, respectively, in the case of Mr. Resch and Mr. Normile assuming that the maximum level of performance conditions is achieved is as follows: Mr. Resch - $252,018 and $431,976 and Mr. Normile - $173,247 and $201,621. Mr. Resch and Mr. Normile each received a restricted stock grant in the value of $150,000 in conjunction with joining the Company in 2020 and 2021, respectively.
(3)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a complete description of the material assumptions applied in quantifying the present value of accumulated benefits. The change in pension value for Mr. Brunngraber was a decrease of $1,886,111 for 2022.

(4)	See All Other Compensation table below for details of the Company’s incremental cost on perquisite benefits, dividends paid on time-based restricted stock awards, and the Company’s matching contributions paid to the Company’s 401(k) Plan on behalf of each named executive officer for fiscal 2022.
(5)	Mr. Resch joined the Company in November 2020.
(6)	Mr. Normile joined the Company in January 2021. The amounts reported also reflect compensation earned by Mr. Normile in his role as Senior Vice President of Corporate Finance from January 2021 to March 2021, when he was appointed to his current position.

All Other Compensation Table

The following table includes all other compensation received by executive offers during fiscal year 2022.

Name	Matching 401(k) Contributions ($)	Auto Allowance ($)	Club Membership ($)	Dividends Paid on Time-based Restricted Stock ($)	Total All Other Compensation ($)
Eric H. Brunngraber	27,450	15,000	15,000	—	57,450
Martin H. Resch	18,300	—	—	12,580	30,880
Michael J Normile	18,300	—	—	9,117	27,417
James M. Cavellier	18,300	—	—	6,318	24,618
Dwight D. Erdbruegger	18,300	—	—	1,687	19,987

Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards that were made to the named executive officers during 2022. Disclosure is provided on a separate line for each grant or award made during the year. The information supplements the values of awards presented in the Summary Compensation table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	or Units (3) (#)	Awards (4) ($)
Eric H. Brunngraber	1/27/2022 1/27/2022 8/12/2022 2/10/2023		221,200 248,600		7,722	15,443	23,165	10,296	611,234 407,516
Martin H. Resch	1/27/2022 1/27/2022				3,638	7,276	10,914	4,851	287,984 192,003
Michael J. Normile	1/27/2022 1/27/2022				1,698	3,396	5,094	2,264	134,414 89,609
James M. Cavellier	1/27/2022 1/27/2022				1,618	3,236	4,854	2,158	128,081 85,414
Dwight D. Erdbruegger	1/27/2022 1/27/2022				1,685	3,369	5,054	2,246	133,345 88,897

(1)	Target represents amounts earned in 2022 and paid on the dates reported pursuant to the Company’s profit-sharing program, as discussed in the CD&A.

(2)	Represents performance-based restricted stock awards granted pursuant to the terms of the Company’s Prior Plan. Performance-based restricted stock awards earned, if any, will vest in full on January 24, 2025 to the extent the Company achieves certain EPS and ROE targets for the three-year performance period ending December 31, 2024 and carry no voting or dividend rights until earned and settled, as discussed in the CD&A of this Proxy Statement. The EPS performance metrics for threshold, target, and maximum are $5.19, $7.01, and $8.13, respectively. The ROE performance metrics for threshold, target, and maximum are 7%, 11%, and 15%, respectively.
(3)	For Messrs. Brunngraber and Erdbruegger, represents time-based RSUs and for Messrs. Resch, Normile, and Cavellier, represents shares of time-based restricted stock, in each case granted pursuant to the terms of the Company’s Prior Plan. Time-based RSUs and restricted shares granted on January 27, 2022 will vest in full on January 24, 2025. Time-based RSUs do not carry voting rights, but do accrue dividends during the restriction periods, and dividends accrued will be paid upon vesting.
(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718, is based on the target number of performance-based restricted stock, as applicable, and is calculated using the fair market value of the Company’s common stock on the date of grant of $39.58 for grants dated January 27, 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by each named executive officer as of December 31, 2022.

	SAR Awards				Stock Awards
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Stock That Have Not Vested ($)(3)
Eric H. Brunngraber	14,361	―	46.70	1/27/2024	26,349	1,207,311	39,522	1,810,898
Martin H. Resch	―	―	―	―	11,133	510,114	11,400	522,348
Michael J. Normile	―	―	―	―	8,068	369,676	6,231	285,504
James M. Cavellier	―	―	―	―	5,591	256,180	8,385	384,201
Dwight D. Erdbruegger	―	―	―	―	5,818	266,581	8,727	399,871

(1)	Represents time-based restricted stock and RSU awards issued pursuant to the Company’s Prior Plan. The awards cliff vest on the third anniversary of the grant date. The vesting dates for such awards are as follows:

Name	Vesting Date	Number of Shares of Restricted Stock	Number of RSUs
Eric H. Brunngraber	1/30/2023 1/26/2024 1/24/2025	― ― ―	6,664 9,389 10,296
Martin H. Resch	11/8/2023 1/26/2024 1/24/2025	3,533 2,749 4,851	― ― ―
Michael J. Normile	1/3/2024 1/26/2024 1/24/2025	3,914 1,890 2,264	― ― ―
James M. Cavellier	1/30/2023 1/26/2024 1/24/2025	1,436 1,997 2,158	― ― ―
Dwight D. Erdbruegger	1/30/2023 1/26/2024 1/24/2025	1,493 ― ―	― 2,079 2,246

(2)	Value based on $45.82 per share, which was the closing market price of the Company's common stock reported on the Nasdaq Global Select Market on December 30, 2022.
(3)	Represents unearned performance-based restricted stock awards issued pursuant to the Company’s Prior Plan. The number of unearned performance-based shares and the corresponding market value of such shares has been calculated in accordance with the instructions to Item 402(f) of Regulation S-K and related SEC guidance based on the achievement level that exceeds the performance of the last completed fiscal years over which performance is measured. Because the three-year performance period ended December 31, 2022 resulted in payouts of performance-based awards below the target level, the number of shares and corresponding market value in the table above represent the target number of performance-based shares that can be earned at the end of the applicable three-year performance period. The awards were granted on January 31, 2020, January 28, 2021, and January 27, 2022. Amounts ultimately earned will be based on the achievement of certain EPS and ROE targets over the applicable three-year performance period, as discussed in the CD&A. Awards earned will vest in full on the third anniversary of the applicable grant date.

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between executive “compensation actually paid” (CAP) and financial performance of the Company for each of the last three completed fiscal years. In determining CAP to the named executive officers, the Company is required to make various adjustments to the amounts that have been previously reported in the Summary Compensation Tables for the fiscal years presented, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. For more detailed information concerning the Company’s pay-for-performance philosophy and how its executive compensation program is designed to further this concept, please see “Executive Compensation and Related Information—Compensation Discussion and Analysis” in this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)	TSR ($) (5)	Computer Services Peer Group TSR ($) (6)	Banks Peer Group TSR ($) (6)	Net Income (thousands) ($)	Diluted Earnings per Share ($) (7)	Return on Average Equity (%) (7)
2022	2,277,000	2,527,105	814,457	899,294	87	124	107	34,904	2.53	16.53
2021	2,360,535	2,080,487	739,998	718,105	73	152	125	28,604	2.00	11.29
2020	3,414,093	1,428,697	783,715	512,222	69	134	87	25,176	1.73	10.23
(1)	Mr. Brunngraber served as the Company’s PEO for each of the fiscal years presented. The dollar amounts reported are the amounts of total compensation reported for Mr. Brunngraber for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	The dollar amounts reported represent the amount of compensation actually paid (CAP) to Mr. Brunngraber as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Brunngraber during the reported year. A reconciliation of Mr. Brunngraber’s total compensation as reported in the Summary Compensation Table to the CAP is shown in the table below.
Year	Reported Summary Compensation Table Total for PEO (a)	Add: Change in Value of Stock Awards during Fiscal Year (b)	Deduct: Reported Change in Pension Value (c)	Add: Pension Service Cost (d)	Compensation Actually Paid
2022	2,277,000	250,105	—	—	2,527,105
2021	2,360,535	(14,683)	(277,533)	12,168	2,080,487
2020	3,414,093	(465,271)	(1,564,221)	44,096	1,428,697
(a)	The reported Summary Compensation Table total compensation includes dividends paid on time-based restricted stock awards.
(b)	The “Change in Value of Stock Awards during Fiscal Year” for each applicable year include the addition (or subtraction of, as applicable) of the following: (i) the change in year-end fair value and grant date value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; (iii) for equity awards that were granted in prior years that vested in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of equity awards; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year. Adjustments made with respect to performance-based awards that vested or failed to vest in an applicable fiscal year were based on the achievement of performance goals during the applicable three-year performance period of 52.9%, 94.4%, and 117.3% in 2022, 2021, and 2020, respectively, as more fully discussed in the Executive Compensation and Related Information – Compensation Discussion and Analysis section of this Proxy Statement. The fair value information for all unvested equity awards is based on the target vesting percentage for performance-based stock awards. The amounts deducted or added in calculating the “Change in Value of Stock Awards during Fiscal Year” are as follows:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Awards Granted in Prior Years that Vested in the Year that Failed to Meet Conditions	Total Equity Award Adjustments
2022	160,611	260,858	13,527	(184,891)	250,105
2021	(33,330)	13,512	26,694	(21,559)	(14,683)
2020	(251,732)	(241,721)	(55,603)	83,785	(465,271)
(c)	Represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table. The change in pension value for Mr. Brunngraber was a decrease of $1,886,111 for 2022.
(d)	Represents the service cost for the SERP and qualified pension plan for Mr. Brunngraber. For 2022, there was no service cost for the SERP and qualified pension plan as the benefits were frozen in February 2021.
(3)	The dollar amounts reported are the average of the amounts of total compensation reported for the named executive officers as a group, excluding Mr. Brunngraber, for each corresponding year in the “Total” column of the Summary Compensation Table as follows: (i) for 2022, this group includes Mr. Resch, Mr. Normile, Mr. Cavellier, and Mr. Erdbruegger; (ii) for 2021, this group includes Mr. Resch, Mr. Normile, Mr. Cavellier, Mr. Erdbruegger, and P. Stephen Appelbaum; (iii) for 2020, this group includes Mr. Cavellier, Mr. Erdbruegger, Mr. Appelbaum, Mark Campbell, and Gary Langfitt. Mr. Normile was appointed as CFO effective March 2021 upon the retirement of Mr. Appelbaum from this position. Mr. Appelbaum continued to receive compensation from the Company as Executive Vice President until his retirement from the Company in August 2021.
(4)	The dollar amounts reported represent the average of the amounts of CAP paid to the named executive officers as a group, excluding Mr. Brunngraber, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the average of the actual amounts of compensation earned by or paid to these named executive officers during the reported year.
Year	Reported Summary Compensation Table Total for Non-PEO NEOs (a)	Add: Change in Value of Stock Awards during Fiscal Year (b)	Deduct: Reported Change in Pension Value (c)	Add: Pension Service Cost (d)	Compensation Actually Paid
2022	814,457	84,837	—	—	899,294
2021	739,998	(3,207)	—	—	718,105
2020	783,715	(105,790)	(215,306)	49,603	512,222
(a)	The reported Summary Compensation Table total compensation includes dividends paid on time-based restricted stock awards.
(b)	The “Change in Value of Stock Awards during Fiscal Year” for each applicable year include the addition (or subtraction of, as applicable) of the following: (i) the change in year-end fair value and grant date value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; and (iii) for equity awards that were granted in prior years that vested in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of equity awards; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year. Adjustments made with respect to performance-based awards that vested or failed to vest in an applicable fiscal year were based on the achievement of performance goals during the applicable three-year performance period of 52.9%, 94.4%, and 117.3% in 2022, 2021, and 2020, respectively, as more fully discussed in the Executive Compensation and Related Information – Compensation Discussion and Analysis section of this Proxy Statement. The fair value information for all unvested equity awards is based on the target vesting percentage for performance-based stock awards. The amounts deducted or added in calculating the “Change in Value of Stock Awards during Fiscal Year” are as follows:
Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Awards Granted in Prior Years that Vested in the Year that Failed to Meet Conditions	Total Equity Award Adjustments
2022	44,922	59,405	1,539	(21,029)	84,837
2021	(6,041)	2,169	3,458	(2,793)	(3,207)
2020	(55,647)	(54,099)	(7,799)	11,755	(105,790)

(c)	For 2020, the amount reported represents the aggregate change in actuarial present value of accumulated benefits under the Company’s defined benefit pension plan and SERP, where applicable, as reported in the Summary Compensation Table for Mr. Applebaum, Mr. Campbell, and Mr. Langfitt. There are no changes in pension value included in the reported averages for the remaining non-PEO named executive officers in the reported fiscal years, as the Company’s pension plan and SERP were frozen prior to their dates of hire.
(d)	For 2020, the amount reported repreesents the service cost for the SERP and qualified pension plan for Mr. Appelbaum, Mr. Campbell, and Mr. Langfitt. For 2021 and 2022, there was no service cost for the SERP and qualified pension plan for the remaining non-PEO named executive officers in the reported benefits as the benefits were frozen in February 2021.
(5)	The values disclosed in this Total Shareholder Return (TSR) column represent the measurement period value of an investment of $100 in Cass stock as of December 31, 2019 and then valued again on each of December 31, 2020, December 31, 2021, and December 31, 2022.
(6)	Given the Company’s unique operating structure with operations in banking, fintech, and business services, the Company has historically elected to compare its cumulative TSR to the cumulative TSR of both the Nasdaq US Benchmark Computer Services TR Index and the NASDAQ Banks Index.
(7)	Diluted Earnings per Share and Return on Average Equity are equally weighted and selected as the most important performance measurements for the current year other than net income which is also presented in the table. The Company uses net income for purposes of evaluating Company performance as it relates to payouts under the profit-sharing bonus program. The Company uses ROE and diluted EPS, weighted equally, in evaluating the achievement of performance goals for purposes of LTIC payouts.

Financial Performance Measures and Analysis of CAP

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program includes elements of performance-based compensation based on the profitability and growth of the Company. The Compensation Committee and the Board believe that these profitability metrics support the achievement of both short and long-term financial success and align the interests of executives with shareholders.

The most important financial performance measures used by the Company to link executive CAP to the Company’s named executive officers to the Company’s performance are as follows:

●	Net income (NIAT)
●	Return on Average Equity
●	Diluted Earnings per Share

The Company’s annual profit-sharing bonus program is funded and paid semi-annually based on a target of 22.5% of the Company’s net income after taxes. As such, all cash bonuses paid by the Company are available only when, and to the extent that, the Company is profitable overall. Furthermore, 60% of the Company’s LTIC awards consist of performance-based restricted stock that vests three years from the date of grant with the amounts earned, if any, based on the Company’s achievement of EPS and ROE performance targets for the prospective three-year performance period. No performance-based awards are earned if threshold performance targets are not met.

As demonstrated in the graphs below, the amount of compensation actually paid to Mr. Brunngraber and the average amount of compensation actually paid to the named executive officers as a group, excluding Mr. Brunngraber, is generally aligned with the Company’s profitability over the three years presented as measured based on net income, diluted EPS, and ROE.

As demonstrated in the above graph, the amount of compensation actually paid to Mr. Brunngraber and the average amount of compensation paid to the named executive officers as a group, excluding Mr. Brunngraber, is generally aligned with the Company’s cumulative TSR over the three years presented in the Pay Versus Performance Table for 2022. The alignment of compensation actually paid with the Company’s cumulative TSR over the periods presented is due to the fact that a significant portion of the compensation actually paid to Mr. Brunngraber and to the other named executive officers is comprised of equity awards. During 2022, the amount of long-term incentive compensation, which consists of equity awards, as a percentage of TDC was 46% for Mr. Brunngraber and 35% for the other named executive officers.

As demonstrated in the above graph, the amount of compensation actually paid to Mr. Brunngraber and the average amount of compensation paid to the named executive officers as a group, excluding Mr. Brunngraber, is generally aligned with the Company’s net income over the three years presented in the Pay Versus Performance Table for 2022. The alignment of compensation actually paid with the Company’s net income over the periods presented is due to the fact that a significant portion of the compensation actually paid to Mr. Brunngraber and to the other named executive officers is tied to net income growth. During 2022, the amount of profit-sharing bonus, which is solely tied to the overall level of net income and growth in net income, as a percentage of TDC represented 18% for Mr. Brunngraber and 20% for the other named executive officers. In addition, during 2022, the amount of long-term incentive compensation, which consists of equity awards, was 46% for Mr. Brunngraber and 35% for the other named executive officers. 60% of long-term incentive compensation is in the form of performance-based restricted stock of which the eventual vesting percentage is based on diluted EPS and ROE, both which have net income as the most significant component of performance.

As demonstrated in the above graph, the amount of compensation actually paid to Mr. Brunngraber and the average amount of compensation paid to the named executive officers as a group, excluding Mr. Brunngraber, is generally aligned with the Company’s diluted EPS over the three years presented in the Pay Versus Performance Table for 2022. The alignment of compensation actually paid with the Company’s diluted EPS over the periods presented is due to the fact that a significant portion of the compensation actually paid to Mr. Brunngraber and to the other named executive officers is tied to diluted EPS growth. During 2022, the amount of long-term incentive compensation, which consists of equity awards, was 46% for Mr. Brunngraber and 35% for the other named executive officers. 60% of long-term incentive compensation is in the form of performance-based restricted stock of which 50% of the eventual vesting percentage is based on diluted EPS.

As demonstrated in the above graph, the amount of compensation actually paid to Mr. Brunngraber and the average amount of compensation paid to the named executive officers as a group, excluding Mr. Brunngraber, is generally aligned with the Company’s diluted EPS over the three years presented in the Pay Versus Performance Table for 2022. The alignment of compensation actually paid with the Company’s ROE over the periods presented is due to the fact that a significant portion of the compensation actually paid to Mr. Brunngraber and to the other named executive officers is tied to ROE. During 2022, the amount of long-term incentive compensation, which consists of equity awards, was 46% for Mr. Brunngraber and 35% for the other named executive officers. 60% of long-term incentive compensation is in the form of performance-based restricted stock of which 50% of the eventual vesting percentage is based on ROE.

SARs Exercised and Stock Vested

The following table sets forth the exercise of SARs and vesting of restricted stock during 2022 for the named executive officers. Messrs. Resch and Normile joined the Company in November 2020 and January 2021, respectively, and had no exercisable equity awards or vested stock awards as of December 31, 2022.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Eric H. Brunngraber	7,143	311,149	6,519	261,738
James M. Cavellier	―	―	1,426	57,254
Dwight D. Erdbruegger	―	―	1,540	61,831

(1)	Represents gross amount of shares acquired upon vesting of time and performance-based restricted stock, without netting any shares surrendered to pay taxes.
(2)	Value is determined by applying the market value of the stock on the vesting date to the number of shares vested.

Pension Benefits

The following table sets forth for the fiscal year ended December 31, 2022 the actuarial present value of each eligible named executive officer’s accumulated benefit under defined benefit plans of the Company, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer. Effective as of December 31, 2016, the Company’s retirement plan was closed to new participants and effective February 28,

2021 the Company’s retirement plan was frozen. As such, Messrs. Resch, Normile, Cavellier and Erdbruegger are not participants in the retirement plan or SERP and have been excluded from the table below.

Name (1)	Plan Name	Number of Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Eric H. Brunngraber	Retirement Plan for Employees of Cass Information Systems, Inc.	40.25	1,808,937	—
	Cass Information Systems SERP	41.25	5,225,009	—

(1)	Mr. Brunngraber was eligible for early retirement benefits under the Company’s defined benefit pension plan and SERP as of December 31, 2020. Refer to the CD&A for a description of early retirement benefits.
(2)	The number of years of credited service differs from the number of years of actual service for all named executive officers only due to the provisions in the plan governing when employees first become eligible to participate in the plan. Actual years of service as of December 31, 2022 for Mr. Brunngraber is 43.52 years.
(3)	Represents the actuarial present value of accumulated benefit under the Company’s defined benefit pension plan based on a five-year average of current pay. See Note 10 to the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for complete description of the material assumptions applied in quantifying the present value of accumulated benefits.

Details of the plans are further discussed in the CD&A of this Proxy Statement.

VI. BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors, Executive Officers, and 5% Beneficial Owners

The following table contains information with respect to beneficial ownership of the Company's outstanding common stock as of February 17, 2023, unless otherwise noted, by: (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) directors and executive officers as a group. Unless otherwise indicated, the named person has sole voting and investment rights with respect to such shares. The percent of common stock owned by each person or group has been determined based on a total of 13,710,353 shares outstanding as of February 17, 2023. Except as indicated below, the address of each person listed is c/o Cass Information Systems, Inc., 12444 Powerscourt Drive, Suite 550, St. Louis, MO 63131.

Name of Beneficial Owner (and address for Beneficial Owners over 5%)	Amount of Shares Beneficially Owned (1)		Percent of Class
AJH Investments LLC P.O. Box 680790 Park City, UT 84068	1,057,320	(2)	7.71%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,049,109	(3)	7.65%
Buckingham Strategic Wealth, LLC 8182 Maryland Avenue, Suite 500 Clayton, MO 63105	834,251	(4)	6.08%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	886,438	(5)	6.47%

Eric H. Brunngraber	132,594	(6)	*
James M. Cavellier	11,149	(7)	*
Ralph W. Clermont	15,976	(8)	*
Robert A. Ebel	20,046	(9)	*
Benjamin F. Edwards, IV	20,742	(10)	*
Dwight D. Erdbruegger	5,817		*
Wendy J. Henry	1,458	(11)	*
James J. Lindemann	24,748	(12)	*
Ann W. Marr	1,243	(13)	*
Michael J. Normile	9,992	(14)	*
Martin H. Resch	15,469	(15)	*
Sally H. Roth	6,202	(16)	*
Joseph D. Rupp	12,851	(17)	*
Randall L. Schilling	22,520	(18)	*
Franklin D. Wicks, Jr.	23,153	(19)	*
All directors (including nominees) and all executive officers as a group (16 persons)	327,726	(20)	2.39%

*	Less than 1% of class.
(1)	Beneficially owned shares include common stock that directors and executive officers have the right to acquire within 60 days of February 17, 2023 pursuant to the exercise of SARs. The numbers reported do not include outstanding RSUs, as unvested RSUs do not carry voting rights and none will vest within 60 days of February 17, 2023.
(2)	Based on shareholder records as of December 31, 2022 obtained from Computershare Shareowner Services and Broadridge Financial Solutions.
(3)	Based on a Schedule 13G/A filed by the reporting person with the SEC on January 31, 2023. BlackRock Inc. has sole voting power with respect to 1,017,575 shares and sole dispositive power with respect to 1,049,109 shares.
(4)	Based on a Schedule 13F filed by the reporting person with the SEC on February 13, 2023. The reporting person reports having sole dispositive power over the shares included in the table and no voting power.
(5)	Based on a Schedule 13G/A filed by the reporting person with the SEC on February 9, 2023. The Vanguard Group has shared voting power with respect to 10,988 shares, sole dispositive power with respect to 864,152 shares and shared dispositive power with respect to 22,286 shares.
(6)	Includes 109,860 shares owned jointly with his spouse over which Mr. Brunngraber has shared voting and investment rights; and 14,361 shares which can be acquired within 60 days of February 17, 2023 pursuant to the exercise of SARs.
(7)	Includes 5,959 shares of restricted stock subject to forfeiture with respect to which Mr. Cavellier has voting but no investment rights.

(8)	Includes 1,200 shares held in trust and 14,776 shares of restricted stock subject to forfeiture with respect to which Mr. Clermont has voting but no investment rights.
(9)	Includes 3,354 shares owned jointly with his spouse over which Mr. Ebel has shared voting and investment rights and 11,204 shares of restricted stock subject to forfeiture with respect to which Mr. Ebel has voting but no investment rights.
(10)	Includes 15,734 shares held in trust and 1,458 shares of restricted stock subject to forfeiture with respect to which Mr. Edwards has voting but no investment rights.
(11)	Includes 1,458 shares of restricted stock subject to forfeiture with respect to which Ms. Henry has voting but no investment rights.
(12)	Includes 6,137 shares held in trust and 18,611 shares of restricted stock subject to forfeiture with respect to which Mr. Lindemann has voting but no investment rights.
(13)	Includes 1,243 shares of restricted stock subject to forfeiture with respect to which Ms. Marr has voting but no investment rights.
(14)	Includes 9,992 shares of restricted stock subject to forfeiture with respect to which Mr. Normile has voting but no investment rights.
(15)	Includes 15,469 shares of restricted stock subject to forfeiture with respect to which Mr. Resch has voting but no investment rights.
(16)	Includes 6,202 shares of restricted stock subject to forfeiture with respect to which Ms. Roth has voting but no investment rights.
(17)	Includes 12,851 shares of restricted stock subject to forfeiture with respect to which Mr. Rupp has voting but no investment rights.
(18)	Includes 18,611 shares of restricted stock subject to forfeiture with respect to which Mr. Schilling has voting but no investment rights.
(19)	Includes 6,687 shares held in trust and 16,466 shares of restricted stock subject to forfeiture with respect to which Mr. Wicks has voting but no investment rights.
(20)	Includes 17,071 shares which may be acquired within 60 days of February 17, 2023 pursuant to the exercise of SARs and 138,809 shares of restricted stock subject to forfeiture with respect to which the holders have voting but not investment rights.

VII. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – PROPOSAL 5

KPMG LLP has served as the Company’s independent registered public accounting firm since 1983, and for the year ended December 31, 2022. The Audit and Risk Committee of the Board has selected KPMG LLP to serve as such firm for 2023. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

Fees Incurred for Services Performed by the Independent Registered Public Accountants

For the years ended December 31, 2022 and 2021, the Company incurred the following fees for services performed by KPMG LLP, all of which were pre-approved by the Audit and Risk Committee:

	2022	2021
Audit Fees (1)	$675,000	$550,000
Audit-related Fees	―	―
Total	$675,000	$550,000

(1)	Represents fees for the quarterly review of financial statements and annual audit of the Company’s consolidated financial statements and internal controls over financial reporting. Also includes fees for the audit of the Company’s subsidiary bank financial statements, pursuant to the requirements of 12 CFR Part 363, Annual Independent Audits and Reporting Requirements. Such fees were $45,000 for each of 2022 and 2021. All such fees were pre-approved by the Audit and Risk Committee.

The Audit and Risk Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exception for non-audit services that are approved by the Audit and Risk Committee prior to the completion of the audit. The Audit and Risk Committee may delegate to one or more members the authority to grant pre-approvals of audit and permitted non-audit services, provided such decisions to grant pre-approvals are presented to the full Audit and Risk Committee at its next scheduled meeting.

The Company’s Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023.

VIII. SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

In order for a shareholder to bring any business before a meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Company’s Secretary and comply with the other notice requirements set forth in the Company’s bylaws. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. For the 2024 Annual Meeting, shareholders must submit proposals no earlier than January 19, 2024 and no later than February 19, 2024. If, however, the date of the meeting is changed by more than 30 days before or after such anniversary date, the notice must be received not later than the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting,
•	the name and address, as they appear on the Company’s books, of the proposing shareholder,
•	the class and number of shares which are beneficially owned by the shareholder, and
•	any material interest of the shareholder in such business.

The requirements contained in the Company’s bylaws and summarized above are separate from and in addition to the SEC requirements that a shareholder must meet to have a proposal included in the Company’s Proxy Statement. Any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for its next Annual Meeting must be received by the Company no later than November 9, 2023 at the following address: Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131.

VIX. OTHER MATTERS AND HOUSEHOLDING

Management does not intend to present to the Annual Meeting any business other than the items stated in the Notice of Annual Meeting of Shareholders and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

The Company may and some banks, brokers, and other nominee record holders may be participating in the practice of house holding proxy statements and annual reports. This means only one copy of this Proxy Statement may have been sent to multiple shareholders in your household unless you provide us with contrary instructions. A separate copy of this Proxy Statement or the annual report will be delivered to you if you write to: Cass Information Systems, Inc., Attn: Matthew S. Schuckman, Secretary, 12444 Powerscourt Drive, Suite 550, St. Louis, Missouri 63131, or call (314) 506-5500.

By Order of the Board of Directors
Matthew S. Schuckman, Secretary

APPENDIX A – 2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN

CASS INFORMATION SYSTEMS, INC.

2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of the Cass Information Systems, Inc. 2023 Omnibus Stock and Performance Compensation Plan (the “Plan”) is to provide stock compensation and other incentive opportunities for Non-Employee Directors and key Employees to align their personal financial interest with the Company’s stockholders. The Plan includes provisions for stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock and performance related awards.

ARTICLE II

DEFINITIONS

2.1 “BOARD” OR “BOARD OF DIRECTORS” means the Board of Directors of the Company.

2.2 “CHANGE OF CONTROL” means one or more of the following occurrences:

(a) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert, becomes a beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than one-third (1/3) of the voting power for the election of the Board of Directors;

(b) The consummation of any consolidation, merger, or other business combination involving the Company in which holders of voting securities of the Company, immediately prior to such consummation, own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than two-thirds (2/3) of the total voting power in an election of the directors of the Company or such other surviving entity;

(c) During any period of two (2) consecutive years, individuals, who at the beginning of such period, constitute members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director of the Company is approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office who are directors of the Company at the beginning of any such period; or

(d) The consummation of any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

In the event that any provision of this definition of Change of Control provides for a smaller degree of change of ownership than that required in the corresponding meaning of change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company under Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation and the benefit which becomes vested or payable on account of a Change of Control is subject to Section 409A of the Code, the determination as to whether there has been a Change of Control shall be determined by the provisions of such Treasury Regulation Section 1.409A-3(i)(5) or any successor regulation.

2.3 “CODE” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

2.4 “COMPANY” or “CASS” means Cass Information Systems, Inc., a Missouri corporation, and any successor corporation by merger or otherwise. When the context so admits or requires, “Company” or “Cass” includes Subsidiaries.

2.5 “COMMITTEE” means a committee of two (2) or more members of the Board appointed by the Board of Directors to administer the Plan pursuant to Article III herein. A person may serve on the Committee only if he or she is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

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2.6 “EMPLOYEE” means any person employed by the Company or a Subsidiary on a full-time salaried basis. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee at the time of hire as not eligible to participate in the Plan.

2.7 “FAIR MARKET VALUE” means, with respect to any Stock and awards made pursuant to this Plan, the closing price of a share of Stock on the date as of which the determination is being made, or as otherwise determined in a manner specified by the Committee.

2.8 “INCENTIVE STOCK OPTION” or “ISO” means an Option grant which meets or complies with the terms and conditions set forth in the Section 422 of the Code and applicable regulations.

2.9 “INDICATORS OF PERFORMANCE” means the criteria used by the Committee to evaluate the Company’s performance with respect to awards under the Plan including: the Company’s Pretax Income; Net Income; Net Earnings, Earnings Per Share; Revenue; Gross Profit, Fee Revenue; Expenses; Return on Assets; Return on Equity; Return on Average Equity; Return on Investment; Return on Capital and Revenue; Net Profit Margin; Operating Profit Margin; Gross Margin, Discretionary Cash Flow (net cash provided by operating activities, less estimated total changes in operating assets and liabilities); Total Stockholder Return; Earnings before Interest and Taxes; Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA); Interest Income; Net Interest Income; Capitalization; Capital-to-Asset Ratio; Liquidity; Reserve Adds or Replacement; Funding and Development Costs; Production Volumes; Stock Price; Economic Value Added; Working Capital; Market Share; Results of Customer Satisfaction Surveys and other measures of Quality, Safety, Productivity, Cost Management or Process Improvement or other measures the Committee approves. The Committee has the discretion to select the particular Indicators of Performance to be utilized in determining awards, and such Indicators of Performance may vary between Performance Periods and different awards. In addition, such Indicators of Performance may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of any of the foregoing or based upon comparisons of any of the performance measures relative to other companies. In establishing an Indicator of Performance, the Committee may exclude the impact of any event or occurrence which the Committee determines should appropriately be excluded such as, for example, a restructuring or other nonrecurring charge, an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or a change in accounting standards required by U.S. generally accepted accounting principles.

2.10 “NON-EMPLOYEE DIRECTOR” means any person duly elected a director of the Company who is not an Employee of the Company.

2.11 “OPTION” or “STOCK OPTION” means a right granted under the Plan to a Participant to purchase a stated number of shares of Stock at a stated exercise price.

2.12 “PARTICIPANT” means an Employee or Non-Employee Director who has received or been granted a benefit under the Plan.

2.13 “PERFORMANCE AWARD” means an award established by the Committee pursuant to Article XI.

2.14 “PERFORMANCE AWARD PARTICIPANT” means any eligible Employee so designated by the Committee.

2.15 “PERFORMANCE PERIOD” means a period established by the Committee of not less than one (1) year, at the conclusion of which, the Performance Award, subject to the terms of the Performance Award Agreement, becomes vested and non-forfeitable or settlement is made with a Performance Award Participant with respect to the Performance Award.

2.16 “PHANTOM STOCK” means the right to receive, in cash or Stock equivalent, an amount equal to the Fair Market Value of a share of Stock for each unit of Phantom Stock.

2.17 “RESTRICTED STOCK” means Stock granted pursuant to Article VIII of the Plan.

2.18 “RESTRICTED STOCK UNIT” or “RSU” means Restricted Stock Unit granted pursuant to Article IX of the Plan. RSU’s are similar to Restricted Stock except that no shares of stock are actually issued to a Participant. Instead, a

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Participant is granted units and each unit has a Fair Market Value equal to the Fair Market Value of a share of Stock as of any given date.

2.19 “RESTRICTION PERIOD” is the period of time during which shares of Restricted Stock, RSUs or Phantom Stock are subject to forfeiture if the restrictions applicable to such shares or RSUs are violated, as determined by the Committee.

2.20 “SHARE RESERVE” means the number of shares of Stock reserved for issuance under Article V of this Plan.

2.21 “SPECIFIED EMPLOYEE” means a specified employee as defined in Section 409A(a)(2)(B) of the Code.

2.22 “SPREAD” means, with respect to an Option or SAR, the difference of the Fair Market Value of a share of Stock on the exercise date and the Fair Market Value of a share of Stock on the grant date.

2.23 “STOCK” means the common stock of the Company.

2.24 “STOCK APPRECIATION RIGHT” or “SAR” means a right to receive a payment equal to the excess of the Fair Market Value of Stock as of the exercise date over the exercise price specified in the SAR.

2.25 “SUBSIDIARY” means any corporation or similar legal entity (other than the Company) in which the Company or a Subsidiary of the Company owns fifty percent (50%) or more of the total combined voting power of all classes of stock, provided that, with regard to ISOs, “Subsidiary” shall have the meaning provided under Section 424(f) of the Code.

2.26 “TEN PERCENT STOCKHOLDER” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or any of its affiliates.

2.27 “TERMINATED FOR CAUSE” and “TERMINATION FOR CAUSE” means termination by the Company of the Participant’s employment or service by reason of: (a) an order of any federal or state regulatory authority having jurisdiction over the Company or any Subsidiary; (b) the willful failure of the Participant substantially to perform his or her duties set forth by his or her employment agreement (other than any such failure due to the Participant’s physical or mental illness); (c) a willful breach by the Participant of any material provision of any written agreement with the Company or any Subsidiary; (d) the Participant’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (e) any act of disloyalty or breach of responsibilities to the Company or any Subsidiary, which is intended by the Participant to cause material harm to the Company; (f) misappropriation (or attempted misappropriation) of any of the Company’s or any Subsidiary’s funds or property by the Participant; or (g) the Participant’s material and intentional violation of any Company or Subsidiary policy applicable to the Participant. Notwithstanding the preceding, in the event the Participant is subject to a employment agreement or other agreement which provides for a definition of Cause, the definition in such agreement shall control.

2.28 “TOTAL DISABILITY” and “TOTALLY DISABLED” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment within the meaning of Section 409A(a)(2)(C). Notwithstanding the preceding, for purposes of an ISO granted pursuant to Article VI, the determination of Total Disability or Totally Disabled shall be made consistent with Section 22(e)(3) of the Code. All determinations shall be made by the Committee in its absolute discretion and in good faith, upon receipt of and reliance on sufficient competent medical advice.

ARTICLE III

ADMINISTRATION

3.1 THE COMMITTEE. The Plan shall be administered by the Committee. Subject to such approvals and other authority as the Board may reserve to itself from time to time, the Committee shall, consistent with the provisions of the Plan, from time to time establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, and make such determinations under, and such interpretations of, and take such steps in connection with the Plan, Options, SARs, Restricted Stock, RSUs, Phantom Stock or Performance Awards as it deems necessary or advisable.

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3.2 AUTHORITY OF THE COMMITTEE. Subject to the provisions herein, the Committee shall have the full power to determine the size and types of grants of Options, SARs, Restricted Stock, RSUs, Phantom Stock and Performance Awards; to determine the terms and conditions of such grants and Performance Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend or waive rules and regulations for the Plan’s administration; and to amend the terms and conditions of any outstanding Options, SARs, Restricted Stock, RSUs, Phantom Stock or Performance Awards to the extent such terms and conditions are within the sole discretion of the Committee as provided in the Plan and subject to the limitations and restrictions otherwise applicable under the Plan including those contained in Article XIV. The Committee may not, however, reduce the exercise price of an Option or SAR below the amounts specified in Sections 6.2 and 7.2, respectively, and the settlement value of an RSU or award of Phantom Stock below the amount specified in Sections 9.1 and 10.1, respectively, except that such amounts are subject to adjustment under Article XII. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority hereunder. The Committee may take any action consistent with the terms of the Plan which the Committee deems necessary to comply with any government laws or regulatory requirements of a foreign country, including, but not limited to, modifying the terms and conditions governing any Options, SARs, Restricted Stock, RSUs, Phantom Stock or Performance Awards, or establishing any local country plans as sub-plans to this Plan.

3.3 DECISIONS BINDING. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

3.4 COMMITTEE AWARDS. Award to non-employee directors of the Company who are Committee members shall be made by the Board of Directors except that a Committee member shall not participate in any Board determinations relating to grants of awards to such Committee member.

ARTICLE IV

ELIGIBILITY

Those Employees who, in the judgment of the Committee, may make key contributions to the profitability and growth of the Company shall be eligible to receive Options, SARs, Restricted Stock, RSUs, Phantom Stock and Performance Awards under the Plan. All Non-Employee Directors shall be eligible to receive Options (other than ISOs), SARs, Restricted Stock, RSUs and Phantom Stock under the Plan.

ARTICLE V

MAXIMUM SHARES AVAILABLE

5.1 SHARE RESERVE. The Stock to be distributed under the Plan may be either authorized and issued shares or unissued shares of the Stock, including but not limited to such shares held as treasury shares. Subject to adjustment under Article XII, the maximum amount of Stock which may be issued under the Plan in satisfaction of exercised awards or issued as Restricted Stock shall not exceed, in the aggregate, one million (1,000,000) shares. The maximum number of shares of Stock with respect to which Incentive Stock Options may be granted under the Plan shall be an aggregate of one million (1,000,000) shares.

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5.2 INDIVIDUAL LIMITS. Subject to adjustment under Article XII, no Employee or Non-Employee Director shall be awarded, under the Plan during its term, Options, SARs, RSUs, Phantom Stock and Restricted Stock covering more than one hundred thousand (100,000) shares of Stock on an annual basis and no Non-Employee Director shall receive awards under the Plan, taken together with any cash fees paid, during any calendar year for services rendered in excess of five hundred thousand dollars ($500,000) in total value. For purposes of this Section 5.2, a grant of one SAR, RSU or share of Phantom Stock shall be treated as a grant of one share of Stock.

5.3 SHARE COUNTING.

(a) Awards of Options, SARs, Restricted Stock, RSUs and Phantom Stock shall count against the number of shares of Stock remaining available for issuance pursuant to awards granted under the Plan as one (1) share of Stock for each share of Stock covered by such awards.

(b) For awards with a variable number of shares of Stock on the grant date, the number of shares of Stock to be counted against the Share Reserve prior to the settlement of the award shall be the maximum number of shares of Stock that could be received under that particular award.

(b) Notwithstanding anything to the contrary herein, the following shares of Stock shall not be added to the Share Reserve: (i) shares of Stock tendered by the Participant in payment of the exercise price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award; (iii) shares of Stock subject to an award that are not issued in connection with its share settlement on exercise or vesting thereof; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

5.4 MINIMUM VESTING STANDARDS. Any award granted under the Plan shall be subject to a minimum vesting or exercise period of at least one (1) year. Notwithstanding the immediately preceding sentence, the Committee may grant awards covering up to five percent (5%) of the Share Reserve without respect to the minimum vesting standards set forth in this Section 5.4.

ARTICLE VI

STOCK OPTIONS

6.1 GRANT OF OPTIONS.

(a) The Committee may, at any time and from time to time on or after the effective date of the Plan, grant Options under the Plan to eligible Participants, for such numbers of shares of Stock and having such terms as the Committee shall designate, subject however, to the provisions of the Plan. The Committee may also determine the type of Option granted (e.g., ISO, nonstatutory, other statutory Options as from time to time may be permitted by the Code) or a combination of various types of Options. Options designated as ISOs shall comply with all the provisions of Section 422 of the Code and applicable regulations and shall not be granted to Non-Employee Directors (for this purpose only, a Non-Employee Director shall not be considered a Participant). The aggregate Fair Market Value (determined at the time the Option is granted) of Stock with respect to which ISOs are exercisable for the first time by an individual during a calendar year under all plans of the Company or any Subsidiary shall not exceed one hundred thousand dollars ($100,000). Upon determination by the Committee that an Option is to be granted to a Participant, written notice shall be given to such person as soon as practicable, specifying the terms, conditions, rights and duties related thereto. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related award agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such award agreement entered into hereunder, the provisions of the Plan shall govern. Any individual at any one time and from time to time may hold more than one Option granted under the Plan or under any other Stock plan of the Company.

(b) Each Option shall be evidenced by a “Stock Option Award Agreement” in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

(c) In the event that an ISO does not comply with all the provisions of Section 422 of the Code and applicable regulations, such Option shall become a nonqualified stock Option on the date of said noncompliance.

(d) A grant may specify Indicators of Performance that must be achieved as a condition to the exercise of Options.

6.2 EXERCISE PRICE. The price at which shares of Stock may be purchased under an Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date the Option is granted. Notwithstanding the foregoing, a Ten Percent Stockholder shall not be granted an ISO unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the date such Option is granted.

6.3 OPTION PERIOD. The period during which an Option may be exercised shall be determined by the Committee, provided that such period shall not be less than one (1) year from the date on which the Option is granted or longer than: (a) five (5) years from the date on which the Option is granted with respect to a grant of an ISO to a Ten Percent Stockholder; and (b) ten (10) years from the date on which the Option is granted in the case of all other Options.

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6.4 VESTING OF OPTIONS. Except as provided in Section 6.5, the date or dates on which installment portions of an Option shall vest and may be exercised during the term of an Option may vary from Option to Option and shall be set forth in the respective Stock Option Award Agreement, as determined by the Committee. Notwithstanding anything in this Section 6.4 to the contrary but subject to the provisions of this Plan and Board approval, the Committee may, on an individual basis, accelerate the time at which installment portion(s) of an outstanding Option may be exercised.

6.5 TERMINATION OF SERVICE. Subject to the provisions of this Section 6.5, an Option shall terminate at the end of and may be exercised, to the extent the Option is exercisable under the Stock Option Award Agreement, within the period not to exceed the lesser of (a) ninety (90) days after the Participant ceases to be an Employee or Non-Employee Director for any reason other than Total Disability or death or (b) the remaining term of the Option award. If an Employee’s or Non-Employee Director’s employment or service is terminated by reason of Total Disability, all Options granted to such Participant will become fully exercisable upon such termination and may be exercised within the period not to exceed the lesser of: (a) one (1) year following such termination; or (b) the remaining term of the Option award. If an Employee or Non-Employee Director of the Company dies while in the employ or service of the Company or a Subsidiary or within ninety (90) days after the termination of such employment or service other than Termination for Cause, Options granted to such Participant shall become fully exercisable on the Participant’s death and may, within the lesser of (a) twelve (12) months after the Participant’s death or (b) the remaining term of the Option award, be exercised by the person or persons to whom the Participant’s rights under the Option shall pass by will or by the applicable laws of descent and distribution. Unless otherwise specifically provided in the Stock Option Award Agreement, no Option may be exercised after a Participant’s service with the Company or a Subsidiary is Terminated for Cause. In no event may an Option be exercised to any extent by anyone after the expiration or termination of the Option as provided in this Section 6.5 except that the Committee may elect to extend the period of Option exercise and vesting provisions for an Employee or Non-Employee Director whose employment or service with the Company terminates for any reason.

6.6 PAYMENT FOR SHARES. The exercise price of an Option shall be paid to the Company in full at the time of exercise at the election of the Participant: (a) in cash; (b) in shares of Stock having a Fair Market Value equal to the aggregate exercise price of the Option and satisfying such other requirements as may be imposed by the Committee; (c) partly in cash and partly in such shares of Stock; (d) through the withholding of shares of Stock (which would otherwise be delivered to the Participant) with an aggregate Fair Market Value on the exercise date equal to the aggregate exercise price of the Option; or (e) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price of the Option. The Committee may limit the extent to which shares of Stock may be used in exercising Options. No Participant shall have any rights to dividends or other rights of a stockholder with respect to shares of Stock subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such shares of Stock and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 GRANT OF SARs.

(a) The Committee may authorize grants of SARs to any Participant upon such terms and conditions as it may determine in accordance with this Article VII. A SAR will be a right of the Participant to receive from the Company upon exercise an amount determined by the Committee at the date of grant and expressed as a percentage of the Spread (not to exceed 100 percent) at the time of exercise. Each grant will specify the number of shares of Stock in respect of which it is made and the term during which it may be exercised.

(b) Each SAR shall be evidenced by a “Stock Appreciation Right Agreement” in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

(c) A grant may specify Indicators of Performance that must be achieved as a condition to the exercise of the SARs.

7.2 EXERCISE PRICE; PAYMENT ON EXERCISE. Each grant made will specify the exercise price, which will not be less than 100% of the Fair Market Value per share of Stock on the date of grant for each SAR subject to the grant. A grant may provide that the amount payable on exercise of a SAR may be paid: (a) in cash; (b) in shares of Stock having

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an aggregate Fair Market Value per Share equal to the Spread (or the designated percentage of the Spread); or (c) in a combination thereof, as determined by the Committee in its discretion. A grant may specify that the amount payable to the Participant on exercise of a SAR may not exceed a maximum amount specified by the Committee at the date of grant.

7.3 SAR PERIOD. The period during which a SAR may be exercised shall be determined by the Committee, provided that no SAR shall be exercisable prior to one (1) year from the date of grant and more than ten (10) years from the date of grant.

7.4 VESTING OF SARS. Except as provided in Section 7.5, the date or dates on which SARs shall vest and may be exercised during the term of a SAR may vary from SAR to SAR and shall be set forth in the respective Stock Appreciation Right Award Agreement, as determined by the Committee, provided that no SAR may be exercised except at a time when the Spread is positive. Notwithstanding anything in this Section 7.4 to the contrary but subject to the provisions of this Plan and Board approval, the Committee may, on an individual basis, accelerate the time at which installment portions of outstanding SARs may be exercised.

7.5 TERMINATION OF SERVICE. Subject to the provisions of this Section 7.5, a SAR shall terminate at the end of, and may be exercised to the extent the SAR is exercisable under the Stock Appreciation Right Award Agreement, within the period not to exceed the lesser of (a) ninety (90) days after the Participant ceases to be an Employee or Non-Employee Director for any reason other than Total Disability or death or (b) the remaining term of the SAR award. If an Employee’s or Non-Employee Director’s employment or service with the Company or a Subsidiary is terminated by reason of Total Disability, all SARs granted to such Participant will become fully exercisable upon such termination and may be exercised within the period not to exceed the lesser of: (a) one (1) year following such termination; or (b) the remaining term of the SAR award. If an Employee or Non-Employee Director of the Company dies while in the employ or service of the Company or a Subsidiary or within ninety (90) days after the termination of such employment or service for any reason other than Termination for Cause, SARs granted to such Participant shall become fully exercisable on the Participant’s death and may, within the lesser of (a) twelve (12) months after the Participant’s death or (b) the remaining term of the SAR award, be exercised by the person or persons to whom the Participant’s rights under the SAR shall pass by will or by the applicable laws of descent and distribution. Unless otherwise specifically provided in the Stock Appreciation Right Award Agreement, no SAR may be exercised after a Participant’s service with the Company or a Subsidiary has been Terminated for Cause. In no event may a SAR be exercised to any extent by anyone after the expiration or termination of the SAR as provided in this Section 7.5 except that the Committee may elect to extend the period of SAR exercise and vesting provisions for an Employee or Non-Employee Director whose employment or service with the Company terminates for any reason.

7.6 NO RIGHTS AS STOCKHOLDER. No Participant shall have any rights to dividends or other rights of a stockholder of Stock with respect to a SAR.

ARTICLE VIII

RESTRICTED STOCK

8.1 GRANT OF RESTRICTED STOCK.

(a) The Committee may authorize grants of Restricted Stock to any Participant upon such terms and conditions as it may determine in accordance with this Article VIII. Each grant will specify the number of shares of Restricted Stock being granted. At the time of making a grant of Restricted Stock to a Participant, the Committee shall establish a Restriction Period during which shares of Restricted Stock are subject to forfeiture if the restrictions applicable to such shares are violated. Subject to the provisions of Section 8.3, the vesting schedule pursuant to which forfeiture restrictions applicable to a grant of Restricted Stock lapse shall be established by the Committee in its discretion and set forth in the respective Restricted Stock Award Agreement. The Committee may, subject to the provisions of this Plan and Board approval, on an individual basis, accelerate the time at which restrictions on Restricted Stock lapse. The Committee shall assign such terms, conditions and other restrictions to the Restricted Stock as it shall determine.

(b) Each grant of Restricted Stock shall be evidenced by a “Restricted Stock Award Agreement” in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

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(c) A grant may specify Indicators of Performance that must be achieved as a condition to the vesting of the Restricted Stock.

8.2 VESTING OF RESTRICTED STOCK. Except as provided in Section 8.3, the date or dates on which Restricted Stock shall vest may vary from grant to grant and shall be set forth in the respective Restricted Stock Award Agreement, as determined by the Committee. Notwithstanding anything in this Section 8.2 to the contrary but subject to the provisions of this Plan and Board approval, the Committee may, on an individual basis, accelerate the time at which restrictions on Restricted Stock lapse.

8.3 TERMINATION OF SERVICE. The Committee may establish such rules concerning the termination of service of a recipient of Restricted Stock prior to the expiration of the applicable Restriction Period as it may deem appropriate; provided, however, that if an Employee or Non-Employee Director terminates service by reason of death or Total Disability, the applicable forfeiture restrictions will lapse upon such death or occurrence of Total Disability. Unless otherwise specifically provided in the Restricted Stock Award Agreement, Restricted Stock will be forfeited immediately upon termination of a Participant’s service with the Company or a Subsidiary if the Participant’s employment is Terminated for Cause.

8.4 LEGEND ON CERTIFICATES. The Committee may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing shares of Restricted Stock shall bear the following legend:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE CASS INFORMATION SYSTEMS, INC. 2023 OMNIBUS STOCK AND PERFORMANCE COMPENSATION PLAN, AND IN A RESTRICTED STOCK AWARD AGREEMENT. A COPY OF THE PLAN AND SUCH RESTRICTED STOCK AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”

8.5 RETURN OF RESTRICTED STOCK TO COMPANY. On the date set forth in the applicable Restricted Stock Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company.

8.6 SECTION 83(b) ELECTION. The Committee may provide in a Restricted Stock Award Agreement that the award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock award, the Participant shall be required to promptly file a copy of such election with the Company.

8.7 RIGHTS AS A STOCKHOLDER. Restricted Stock will be represented by a Stock certificate registered in the name of the Restricted Stock recipient. Such certificate, accompanied by a separate, duly-endorsed stock power, shall be deposited with the Company. Instead of issuing certificates, the Company may elect to have unvested shares of Restricted Stock held in book entry form on the books of the Company depository or another institution designated by the Company if and only to the extent permitted by applicable laws and the Company’s Articles of Incorporation and Bylaws. The recipient shall be entitled to earn dividends during the Restriction Period and shall have the right to vote such Restricted Stock and all other stockholder’s rights, with the exception that: (a) the recipient will not be entitled to delivery of the Stock certificate during the Restriction Period; (b) the Company will retain custody of the Restricted Stock during the Restriction Period; (c) the non-fulfillment of the terms and conditions established by the Committee pursuant to the grant shall cause a forfeiture of the Restricted Stock; and (d) dividends earned on the Restricted Stock during the Restriction Period shall be retained by the Company until the underlying Shares have vested and restrictions lifted and shall be payable only subject to the fulfillment of the terms and conditions of the grant, as may be set forth in the Restricted Stock Award Agreement.

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ARTICLE IX

RESTRICTED STOCK UNITS

9.1 GRANT OF RSUs.

(a) The Committee may authorize grants of RSUs to any Participant upon such terms and conditions as it may determine in accordance with this Article IX. A RSU is the right of the Participant to receive from the Company, upon vesting of the RSU, an amount or a percentage of the amount not to exceed 100 percent (100%), equal to the number of RSUs becoming vested multiplied by the Fair Market Value of a share of Stock on the vesting date. Each grant will specify the number of RSUs being granted. At the time of making a grant of RSUs to a Participant, the Committee shall establish a Restriction Period during which RSUs are subject to forfeiture if the restrictions applicable to such shares are violated. Subject to the provisions of Section 9.4, the vesting schedule pursuant to which forfeiture restrictions applicable to a grant of RSUs lapse shall be established by the Committee in its discretion and set forth in the respective Restricted Stock Unit Award Agreement. The Committee may, subject to the provisions of this Plan and Board approval, on an individual basis, accelerate the time at which restrictions on RSUs lapse. The Committee shall assign such terms, conditions and other restrictions to the RSUs as it shall determine.

(b) Each RSU shall be evidenced by a “Restricted Stock Unit Award Agreement” in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

(c) A grant may specify Indicators of Performance that must be achieved as a condition to the vesting of the RSUs.

9.2 PAYMENT ON VESTING. A grant may provide that the amount payable on vesting of a RSU may be paid: (a) in cash; (b) in shares of Stock having an aggregate Fair Market Value equal to the amount payable (or the designated percentage of the amount payable); or (c) in a combination thereof, as determined by the Committee in its discretion. Such payment shall be made no later than March 15 of the year immediately following the calendar year in which the vesting occurs or by a later date by which such payment may be made so that the payment falls under the short term deferral exception of Section 409A of the Code. A grant may specify that the amount payable to the Participant on vesting of an RSU may not exceed a maximum amount specified by the Committee at the date of grant.

9.3 VESTING OF RSUs. Except as provided in Section 9.4, the date or dates on which RSUs shall vest may vary from grant to grant and shall be set forth in the respective Restricted Stock Unit Award Agreement, as determined by the Committee. Notwithstanding anything in this Section 9.3 to the contrary but subject to the provisions of this Plan and Board approval, the Committee may, on an individual basis, accelerate the time at which restrictions on RSUs lapse.

9.4 TERMINATION OF SERVICE. The Committee may establish such rules concerning the termination of service of a recipient of RSUs prior to the expiration of the applicable Restriction Period as it may deem appropriate; provided, however, that if an Employee or Non-Employee Director terminates service by reason of death or Total Disability, the applicable forfeiture restrictions will lapse upon such death or occurrence of Total Disability. Unless otherwise specifically provided in the Restricted Stock Unit Award Agreement, RSUs will be forfeited immediately upon termination of a Participant’s service with the Company or a Subsidiary if the Participant’s employment is Terminated for Cause.

9.5 NO RIGHTS AS A STOCKHOLDER. No Participant shall have rights to dividends, vesting, voting or other rights as a shareholder of Stock with respect to RSUs. Notwithstanding the foregoing, the Committee may grant dividend equivalents on RSUs based on the dividends actually declared and paid on outstanding shares of Stock. The terms of any dividend equivalents will be as set forth in the Restricted Stock Unit Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional RSUs. If the Committee grants the right of a Participant to receive dividend equivalents on unvested RSUs subject to this Section 9.5, then such dividend equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying RSUs.

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ARTICLE X

PHANTOM STOCK

10.1 GRANT OF PHANTOM STOCK.

(a) The Committee may authorize grants of Phantom Stock to any Participant upon such terms and conditions as it may determine in accordance with this Article X. Phantom Stock is an award in the form of a right to receive cash or Stock upon surrender of the vested Phantom Stock, in an amount equal to the Fair Market Value of the Stock plus the aggregate amount of cash dividends paid with respect to a share of Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests. Each grant will specify the number of shares of Phantom Stock to which it pertains. At the time of making a grant of Phantom Stock to a Participant, the Committee shall establish a Restriction Period during which shares of Phantom Stock are subject to forfeiture if the restrictions applicable to such shares are violated. Subject to the provisions of Section 10.4, the vesting schedule pursuant to which forfeiture restrictions applicable to a grant of Phantom Stock lapse shall be established by the Committee in its discretion and set forth in the respective Phantom Stock Award Agreement. The Committee may, subject to the provisions of this Plan and Board approval, on an individual basis, accelerate the time at which restrictions on Phantom Stock lapse. The Committee shall assign such terms, conditions and other restrictions to the Phantom Stock as it shall determine.

(b) Each Phantom Stock award shall be evidenced by a “Phantom Stock Award Agreement” in such form and containing such provisions consistent with the provisions of the Plan as the Committee from time to time shall approve.

(c) A grant may specify Indicators of Performance that must be achieved as a condition to the vesting of the Phantom Stock.

10.2 PAYMENT ON VESTING. A grant may provide that the amount payable on vesting of an award of Phantom Stock may be paid: (a) in cash; (b) in shares of Stock having an aggregate Fair Market Value equal to the amount payable (or the designated percentage of the amount payable); or (c) in a combination thereof, as determined by the Committee in its discretion. Upon the vesting of a share of Phantom Stock, the Participant shall be entitled to receive payment, in cash or Stock as the Phantom Stock Award Agreement shall indicate, an amount equal to the sum of (a) the Fair Market Value of a share of Stock on the date on which such share of Phantom Stock vests and (b) the aggregate amount of cash dividends paid with respect to a share of Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests. Such payment shall be made no later than March 15 of the year immediately following the calendar year in which the vesting occurs or by a later date by which such payment may be made so that the payment falls under the short term deferral exception of Section 409A of the Code. A grant may specify that the amount payable to the Participant on vesting of a Phantom Stock award may not exceed a maximum amount specified by the Committee at the date of grant.

10.3 VESTING OF PHANTOM STOCK. Except as provided in Section 10.4, the date or dates on which Phantom Stock shall vest may vary from grant to grant and shall be set forth in the respective Phantom Stock Award Agreement, as determined by the Committee. Notwithstanding anything in this Section 10.3 to the contrary but subject to the provisions of this Plan and Board approval, the Committee may, on an individual basis, accelerate the time at which restrictions on Phantom Stock lapse.

10.4 TERMINATION OF SERVICE. The Committee may establish such rules concerning the termination of service of a recipient of Phantom Stock prior to the expiration of the applicable Restriction Period as it may deem appropriate; provided, however, that if an Employee or Non-Employee Director terminates service by reason of death or Total Disability, the applicable forfeiture restrictions will lapse upon such death or occurrence of Total Disability. Unless otherwise specifically provided in the Phantom Stock Award Agreement, Phantom Stock will be forfeited immediately upon termination of a Participant’s service with the Company or a Subsidiary if the Participant’s employment is Terminated for Cause.

10.5 NO RIGHTS AS A STOCKHOLDER. No Participant shall have rights to dividends, vesting, voting or other rights as a shareholder of Stock with respect to Phantom Stock.

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ARTICLE XI

PERFORMANCE AWARDS

11.1 PERFORMANCE AWARDS. Performance Awards pursuant to this Article XI are based upon achieving established Indicators of Performance over a Performance Period. At the time of making a Performance Award, the Committee shall establish such terms and conditions as it shall determine applicable to such Performance Award. Performance Awards shall be paid not later than March 15 of the calendar year immediately following the calendar year in which the Performance Period ends or by a later date by which such payment may be made so that the payment falls under the short term deferral exception of Section 409A of the Code. Recipients of Performance Awards are not required to provide consideration for such awards other than the rendering of service. A Performance Award shall be paid in cash. For avoidance of doubt, a Performance Award under this Article XI is not in lieu of any annual bonus plan or other bonus program established and approved by the Board of Directors from time to time.

11.2 ADMINISTRATIVE PROCEDURE. The Committee shall designate Employees as Performance Award Participants to become eligible to receive Performance Awards and shall establish Performance Periods.

11.3 INDICATORS OF PERFORMANCE. The Committee shall establish Indicators of Performance applicable to the Performance Period. Indicators of Performance are utilized to determine amount and timing of Performance Awards, and may vary between Performance Periods and different Performance Awards.

11.4 AWARD ADJUSTMENT. Subject to the terms of the Performance Award, the Committee may make downward adjustments to Performance Awards to Performance Award Participants.

11.5 PARTIAL PERFORMANCE PERIOD PARTICIPATION. The Committee shall determine the extent to which an Employee shall participate in a partial Performance Period because of becoming eligible to be a Performance Award Participant after the beginning of such Performance Period. In the event a Performance Award Participant’s employment with the Company is terminated for any reason, other than after a Change of Control, prior to completing at least fifty percent (50%) of the Performance Period for a Performance Award, no payment shall be made pursuant to the Performance Award. In the event a Performance Award Participant’s employment with the Company is terminated (a) on account of termination by the Company for other than Termination for Cause, (b) death or (c) Total Disability after completing at least fifty percent (50%) of the Performance Period for a Performance Award, such Performance Award Participant shall be paid a pro rata portion of the Performance Award, if the Indicators of Performance are met, no later than March 15 of the year immediately following the calendar year in which his or her employment is terminated or by a later date by which such payment may be made so that the payment falls under the short term deferral exception of Section 409A of the Code. No payment shall be made pursuant to a Performance Award if the Performance Award Participant’s employment with the Company is voluntarily terminated by him or her for any reason or is Terminated for Cause prior to the end of the Performance Period.

ARTICLE XII

ADJUSTMENT UPON CHANGES IN STOCK

The number of shares of Stock, including limits under Sections 5.1 and 5.2, which may be issued pursuant to this Plan, the number of shares covered by, and the exercise price per share of, each outstanding Option and SAR, the number of shares granted as Restricted Stock and the number of RSUs and Phantom Stock, shall be adjusted proportionately, and any other appropriate adjustments shall be made, for any increase or decrease in the total number of issued and outstanding shares of Stock (or change in kind) resulting from any change in the Stock through a merger, consolidation, reorganization, recapitalization, subdivision or consolidation of shares or other capital adjustment or the payment of a Stock dividend or other increase or decrease (or change in kind) in such shares. In the event of any such adjustment, fractional shares shall be eliminated. Except as otherwise determined by the Committee, no change shall be made to an ISO under this Article XII to the extent it would constitute a “modification” under section 424(h)(3) of the Code.

ARTICLE XIII

CHANGE OF CONTROL

Notwithstanding anything to the contrary in the Plan, if a Participant’s employment is involuntarily terminated upon a Change of Control of the Company, the following shall apply:

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(a) If a Change of Control occurs during a Restriction Period(s) applicable to Restricted Stock, RSUs and Phantom Stock issued under the Plan, all restrictions imposed hereunder on such Restricted Stock, RSUs and Phantom Stock shall lapse effective as of the date of the Change of Control;

(b) If a Change of Control occurs during a Performance Period(s) applicable to a Performance Award granted under the Plan, a Performance Award Participant shall earn no less than the award of cash which the Performance Award Participant would have earned if applicable Indicator(s) of Performance had been achieved and the Performance Period(s) had terminated as of the date of the Change of Control; and

(c) Any outstanding Options and SARs that are not exercisable shall become exercisable effective as of the date of a Change of Control. If a Participant’s employment is terminated within two (2) years after the effective date of a Change of Control for a reason other than a Termination for Cause, to the extent that any Option or SAR was exercisable at the time of the Participant’s termination of employment, such Option or SAR, other than an ISO, may be exercised within the lesser of: (a) twelve (12) months following the date of termination of employment, or (b) the term of the Option or SAR.

ARTICLE XIV

MISCELLANEOUS

14.1 EFFECT ON OTHER PLANS. Except as otherwise required by law, no action taken under the Plan shall be taken into account in determining any benefits under any pension, retirement, thrift, profit sharing, group insurance or other benefit plan maintained by the Company or any Subsidiary, unless such other plan specifically provides for such inclusion.

14.2 TRANSFER RESTRICTIONS. No Option (except as provided in Section 14.3), SAR, RSU, grant of Restricted Stock, grant of Phantom Stock or Performance Award under this Plan shall be transferable other than by will or the laws of descent and distribution. Any Option or SAR shall be exercisable: (a) during the lifetime of a Participant, only by the Participant or, to the extent permitted by the Code, by an appointed guardian or legal representative of the Participant; and (b) after death of the Participant, only by the Participant’s legal representative or by the person who acquired the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of the Participant. The Committee and the Participant may, in any agreement providing for a grant and/or award under this Plan, provide that the Participant may designate a beneficiary or beneficiaries to receive the property granted pursuant to an award and/or exercise of the Participant’s rights under the grant and/or award as provided in this Plan after the death of the Participant.

14.3 TRANSFER OF OPTIONS. The Committee may, in its discretion, authorize all or a portion of the Options to be granted to a Participant to be on terms which permit transfer by such Participant to an immediate family member of the Participant who acquires the options from the Participant through a gift or a domestic relations order. For purposes of this Article XIV, Section 14.3, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, provided that the Stock Option Award Agreement pursuant to which such Options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section and provided further that subsequent transfers of transferred Options shall be prohibited except in accordance with Article XIV, Section 14.2. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Article VI, Section 6.5 hereof shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified in Article VI, Section 6.5. Notwithstanding the foregoing, an ISO may not be transferred to a family member in accordance with this Section 14.3.

14.4 WITHHOLDING TAXES. The Company shall have the right to withhold from any settlement hereunder any federal, state, or local taxes required by law to be withheld, or require payment in the amount of such withholding. If settlement hereunder is in the form of Stock, such withholding may be satisfied by the withholding of shares of Stock by the Company, unless the Participant shall pay to the Company an amount sufficient to cover the amount of taxes required to be withheld, and such withholding of shares does not violate any applicable laws, rules or regulations of federal, state or local authorities.

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14.5 TRANSFER OF EMPLOYMENT. Transfer of employment or consulting assignment between the Company and a Subsidiary shall not constitute termination of employment or service for the purpose of the Plan. Whether any leave of absence shall constitute termination of employment for the purposes of the Plan shall be determined in each case by the Committee.

14.6 ADMINISTRATIVE EXPENSES. All administrative expenses associated with the administration of the Plan shall be paid by the Company.

14.7 TITLES AND HEADINGS. The titles and headings of the articles in this Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.8 NO GUARANTEE OF CONTINUED EMPLOYMENT OR SERVICE. No grant or award to an Employee under the Plan or any provisions thereof shall constitute any agreement for or guarantee of continued employment by the Company and no grant or award to a Non-Employee Director shall constitute any agreement for or guarantee of continuing as a Non-Employee Director.

14.9 COMMITTEE DUTIES AND POWERS. The Committee shall have such duties and powers as may be necessary to discharge its responsibilities under this Plan, including, but not limited to, the ability to construe and interpret the Plan and resolve any ambiguities with respect to any of the terms and provisions hereof as written and as applied to the operation of the Plan.

14.10 PROCEEDS. The proceeds received by the Company from the sale of Stock under the Plan shall be added to the general funds of the Company and shall be used for corporate purposes as the Board shall direct.

14.11 GOVERNING LAW AND VENUE. This plan shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, excluding conflict of law rules and principles, except to the extent such laws are preempted by Federal law. Courts located in the State of Missouri shall have exclusive jurisdiction to determine all matters relating to the Plan and that venue is proper in such courts.

14.12 FOREIGN JURISDICTIONS. Awards may be granted to employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

14.13 SUCCESSORS. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.14 BENEFICIARY DESIGNATIONS. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable award agreement, any unexercised vested award may be exercised by the administrator, executor or the personal representative of the Participant’s estate.

14.15 INVESTMENT REPRESENTATION. As a condition to the exercise of an award, the Committee may require the person exercising such award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

14.16 FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any award. The Committee shall determine whether cash, or awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

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14.17 DEFERRAL ELECTION. To the extent provided by the Committee under the Plan or an applicable deferral plan established by the Company, the receipt of payment of cash or delivery of shares of Stock that would otherwise be due to a Participant pursuant to an award hereunder, other than Options and SARs, may be deferred at the election of the Participant, including any dividend or dividend equivalent granted with respect to any such award. Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish consistent with the Plan, which rules and procedures shall comply with Section 409A of the Code.

14.18 SECTION 409A PROVISIONS. Notwithstanding any other provision of the Plan, no adjustment described in Article XII and no termination, amendment, or modification of the Plan shall (a) impermissibly accelerate or postpone payment of an award subject to Section 409A of the Code and the regulations and guidance issued thereunder; (b) cause an Option or SAR to provide for a deferral of compensation subject to Section 409A of the Code and the regulations and guidance issued thereunder; or (c) apply to any award that otherwise is intended to satisfy the requirements of Section 409A of the Code and the regulations and guidance issued thereunder to the extent such action would cause compensation deferred under the applicable award (and applicable earnings) to be included in income under Section 409A of the Code. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six (6) months after the date of the Specified Employee’s separation from service unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short term deferral exemption or otherwise.

14.19 SUCCESSIVE GRANTS. Successive grants of awards may be made to the same Participant whether or not any award of the same type or any other award previously granted to such Participant remain unexercised or outstanding.

14.20 CLAWBACK OF AWARDS. The awards granted under the Plan shall be subject to rescission, revocation, adjustment or other modification at the discretion of the Committee consistent with the terms of the Company’s Clawback Policy, as may be amended from time to time to comply with applicable legal requirements providing for the recoupment or clawback of incentive compensation.

ARTICLE XV

AMENDMENT AND TERMINATION

The Board may at any time terminate or amend this Plan in such respect as it shall deem advisable, provided, the Board may not, without further approval of the shareholders of the Company, amend the Plan to: (a) increase the number of shares of Stock which may be issued under the Plan; (b) change Plan provisions relating to establishment of the exercise prices under Options or SARs granted; (c) extend the duration of the Plan beyond the date approved by the shareholders; (d) reprice, replace or regrant Options or SARs through cancellation, or by lowering the exercise price of a previously granted Option or SARs; (e) make any change to the Plan considered material under the listing requirements of The NASDAQ Stock Market or any other exchange on which the Company’s Stock is listed; or (f) increase the maximum dollar amount of ISOs which an individual Participant may exercise during any calendar year beyond that permitted in the Code and applicable rules and regulations of the Treasury Department. No amendment or termination of the Plan shall, without the consent of the Participant, alter or impair any of the rights or obligations under any grants or other rights theretofore granted such person under the Plan.

ARTICLE XVI

DURATION OF THE PLAN

This Plan was approved by the Board of Directors on February 16, 2023 and will be effective on April 18, 2023, subject to approval by the Company’s shareholders at the 2023 annual meeting of shareholders. If not sooner terminated by the Board, this Plan shall terminate on April 17, 2033, but Options, SARs, Restricted Stock, RSUs, Phantom Stock, Performance Awards and other rights theretofore granted and any Restriction Period may extend beyond that date, and the terms of the Plan shall continue to apply to such grants. In no event shall ISOs be awarded after April 17, 2033.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Central Time, on April 17, 2023. Online Go to www.investorvote.com/CASS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directtoorrss rreeccoommmmeennddsa avovtoeteFOFRORalal ltlhtehenonmomineineeselsisltiestde,dF,OFROPRrPoproopsoaslsalXs –2,X4anadndfo5r, eavnedryfoXr Y1 EYAERASR oonn PPrrooppoossaallX3.. For Against Abstain For Against Abstain For Against Abstain + 1. Election of Directors: 01 - Eric H. Brunngraber 02 - Benjamin F. Edwards 03 - Ann W. Marr 04 - Martin H. Resch 05 - Joseph D. Rupp 2. To approve the advisory resolution on executive compensation: For Against Abstain 3. To recommend by advisory vote the frequency of executive compensation advisory votes: 1 Year 2 Years 3 Years Abstain 4. To approve the 2023 Omnibus Stock and Performance Compensation Plan: 5. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2023: For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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03RMMC 1 U P X + ADMISSION TICKET CASS INFORMATION SYSTEMS, INC. 2023 Annual Meeting of Shareholders Tuesday, April 18, 2023 8:30 A.M. Central Time The Bogey Club 9266 Clayton Road St. Louis, MO 63124 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and Annual Report to Shareholders are available at: http://www.cassinfo.com q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Cass Information Systems, Inc. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Eric H. Brunngraber and Michael J. Normile, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cass Information Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 18, 2023 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR ELECTION AS DIRECTOR, “FOR” PROPOSALS 2, 4 AND 5, AND FOR “1 YEAR” ON PROPOSAL 3. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +

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